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                            STOCK PURCHASE AGREEMENT

                               Dated July 4, 1996

                                 by and between

                            DEVONO COMPANY LIMITED

                                      and

                    INTERAMERICAS COMMUNICATIONS CORPORATION

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                                 TABLE OF CONTENTS

                                                                           Page

                                     ARTICLE 1
                                    DEFINITIONS
1.1  Certain Definitions .................................................   1
1.2  Other Defined Terms .................................................   6

                                     ARTICLE 2
                                  THE TRANSACTION

2.1  Purchase and Sale of Shares .........................................   6
2.2  Payments ............................................................   6
2.3  Escrow of Purchase Price ............................................   7

                                    ARTICLE 3
                          REPRESENTATIONS AND WARRANTIES
                         OF SELLER WITH RESPECT TO SELLER

3.1  Organization and Existence ..........................................   8
3.2  Governmental Approvals ..............................................   8
3.3  No Conflict .........................................................   9
3.4  Binding Effect ......................................................   9
3.5  Ownership of Shares .................................................   9
3.6  Title, No Encumbrances ..............................................  10
3.7  Litigation ..........................................................  10
3.8  Brokers' or Finders' Fees ...........................................  10
3.9  Accuracy of Information .............................................  10
3.10 No Improper Payments ................................................  10

                                    ARTICLE 4
                           REPRESENTATIONS AND WARRANTIES
                         OF SELLER WITH RESPECT TO COMPANY

4.1  Organization and Existence ..........................................  11
4.2  Capitalization ......................................................  11
4.3  Seller and Company Power and Authority ..............................  12
4.4  Governmental Approvals ..............................................  12
4.5  Subsidiaries ........................................................  12
4.6  No Conflict .........................................................  12
4.7  Ownership of Shares .................................................  13
4.8  Title, No Encumbrances ..............................................  13
4.9  Litigation ..........................................................  13
4.10 No Default ..........................................................  14


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4.11  Approvals and Consents .............................................  14
4.12  Compliance with Rules and Permits ..................................  14
4.13  Financial Information ..............................................  14
4.14  Taxes ..............................................................  15
4.15  No Undisclosed Liabilities .........................................  15
4.16  Absence of Certain Changes Since May 30, 1996 ......................  16
4.17  Title to and Condition of Properties and Liens .....................  16
4.18  Absence of Violations ..............................................  16
4.19  Contracts, Agreements, Plans and Commitments .......................  16
4.20  Insurance ..........................................................  16
4.21  Intellectual Property ..............................................  16
4.22  Employee Benefits ..................................................  16
4.23  Employee and Director Matters ......................................  16
4.24  Brokers' or Finders' Fees ..........................................  17
4.25  Environmental Matters ..............................................  17
4.26  No Improper Payments ...............................................  17
4.27  Loans and Other Extensions of Credit ...............................  17

                                     ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF SELLER
                     WITH RESPECT TO THE CONTROLLED COMPANIES

5.1   Organization and Existence .........................................  17
5.2   Capitalization .....................................................  18
5.3   Governmental Approvals .............................................  19
5.4   Subsidiaries .......................................................  19
5.5   No Conflict ........................................................  19
5.6   Litigation .........................................................  20
5.7   No Default .........................................................  20
5.8   Approvals and Consents .............................................  20
5.9   Compliance with Rules and Permits ..................................  21
5.10  Financial Information ..............................................  21
5.11  Taxes ..............................................................  21
5.12  No Undisclosed Liabilities .........................................  22
5.13  Absence of Certain Changes Since May 30, 1996 ......................  22
5.14  Possession of Franchises and Licenses ..............................  23
5.15  Title to and Condition of Properties and Liens .....................  23
5.16  Absence of Violations ..............................................  23
5.17  Contracts, Agreements, Plans and Commitments .......................  23
5.18  Insurance ..........................................................  23
5.19  Intellectual Property .............................................   23
5.20  Employee Benefits .................................................   24
5.21  Employee Matters ..................................................   24
5.22  Brokers' or Finders' Fees .........................................   25
5.23  Environmental Matters .............................................   25
5.24  Accuracy of Information ...........................................   26


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5.25  No Improper Payments ...............................................  26
5.26  Loans and Other Extensions of Credit ...............................  26
5.27  Schedules ..........................................................  26

                                       ARTICLE 6
                       REPRESENTATIONS AND WARRANTIES OF PURCHASER

6.1   Organization and Existence .........................................  27
6.2   Capitalization .....................................................  27
6.3   Corporate Power and Authority ......................................  27
6.4   Governmental Approvals .............................................  27
6.5   Subsidiaries .......................................................  27
6.6   No Conflict ........................................................  27
6.7   Litigation .........................................................  28
6.8   No Default .........................................................  29
6.9   Approvals and Consents .............................................  29
6.10  Compliance with Rules and Permits ..................................  29
6.11  Financial Information ..............................................  30
6.12  Taxes ..............................................................  30
6.13  No Undisclosed Liabilities .........................................  31
6.14  Absence of Certain Changes Since May 30, 1996 ......................  31
6.15  Possession of Franchises and Licenses ..............................  31
6.16  Absence of Violations ..............................................  31
6.17  Contracts, Agreements, Plans and Commitments .......................  31
6.18  Insurance ..........................................................  31
6.19  Intellectual Property ..............................................  31
6.20  Employee Benefits ..................................................  32
6.21  Employee Matters ...................................................  32
6.22  Brokers' or Finders' Fees ..........................................  32
6.23  Environmental Matters ..............................................  33
6.24  Accuracy of Information ............................................  33
6.25  No Improper Payments ...............................................  33
6.26  Loans and Other Extensions of Credit ...............................  34
6.27  SEC Filings ........................................................  34
6.28  Schedules ..........................................................  34

                                    ARTICLE 7
                            COVENANTS OF THE PARTIES

7.1   Activity in the Ordinary Course ....................................  34
7.2   Access and Confidentiality .........................................  35
7.3   Required Approvals and Other Filings ...............................  37
7.4   Further Assurances .................................................  37
7.5   Notices of Default; Change in Condition ............................  37
7.6   Maintenance of Records; Retention ..................................  37
7.7   MasTec Agreement ...................................................  37
7.8   The Offering; Compliance with Laws .................................  37


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7.9   SEC Filings ........................................................  38


                                      ARTICLE 8
                                        TAXES

8.1   Certain Tax Matters ................................................  38
8.2   Survival ...........................................................  38

                                      ARTICLE 9
                                 CONDITIONS TO CLOSING

9.1   Conditions to Obligations of Purchaser .............................  39
9.2   Conditions to Obligations of Seller ................................  40

                                     ARTICLE 10
                                 CLOSING PROCEDURE

10.1  Execution and Closing Date and Place; Notifications ................  42
10.2  Deliveries at the Closing ..........................................  42

                                     ARTICLE 11
                         INDEMNIFICATION AND OTHER REMEDIES

11.1  Survival of Terms; Indemnification .................................  43
11.2  Other Remedies .....................................................  44

                                     ARTICLE 12
                                    TERMINATION

12.1  Termination ........................................................  44
12.2  Effect of Termination ..............................................  45

                                     ARTICLE 13
                                 DISPUTE RESOLUTION

13.1  Disputes ...........................................................  45
13.2  Executive Negotiation ..............................................  46
13.3  Mediation ..........................................................  46
13.4  Arbitration ........................................................  47


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                                      ARTICLE 14
                                    MISCELLANEOUS

14.1  Assignment .........................................................  49
14.2  Binding Effect .....................................................  49
14.3  Notices ............................................................  50
14.4  Incorporation ......................................................  51
14.5  Governing Law and Jurisdiction .....................................  51
14.6  Entire Agreement ...................................................  51
14.7  Counterparts .......................................................  51
14.8  Headings ...........................................................  51
14.9  Waiver .............................................................  51
14.10 Expenses ...........................................................  51
14.11 No Third Party Beneficiaries .......................................  51
14.12 Severability .......................................................  51
14.13 Performance by the Company .........................................  52
14.14 Extension of Dates .................................................  52
14.15 Amendment ..........................................................  52
14.16 Business Opportunities .............................................  52


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                                   EXHIBITS

Exhibit A . . . . . . . . . . . . . . . . . . . . . Power of Attorney Agreement

Exhibit B . . . . . . . . . . . . . . . . . . . . . . Form of Warrant Agreement

Exhibit C . . . . . . . . . . . . . . . . . . . . . . . . . . .MasTec Agreement

Exhibit D . . . . . . . . . . . . . . . . . . Legal Opinion of Seller's Counsel

Exhibit E . . . . . . . . . . . . . . . .Legal Opinion of Snell & Winter L.L.P.

Exhibit F . . . . . . . . . . . . . . . . Form of Registration Rights Agreement

Exhibit G . . . . . . . . . . . . . . . . . .Form of Option and Proxy Agreement

Exhibit H . . . . . . . . . . . . . . . . . . . .Form of Shareholders Agreement


                                      vi

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                           STOCK PURCHASE AGREEMENT


     STOCK PURCHASE AGREEMENT (the "AGREEMENT"), dated July 4, 1996, between Devono Company Limited, a company organized and existing under the laws of the British Virgin Islands ("SELLER"), and InterAmericas Communications Corporation, a company organized and existing under the laws of Texas with offices in Miami, Florida ("PURCHASER"). In this Agreement, Seller and Purchaser, together with their successors and permitted assignees, are separately referred to as a "PARTY" and collectively as the "PARTIES".

                                   RECITALS:

     A. Seller owns all of the issued and outstanding shares (the "SHARES") of common stock, par value 1000 sucres per share of Centro Empresarial, S.A., a company organized and existing under the laws of the Republic of Ecuador ("ECUADOR") (referred to herein as either "CEMPRESA" or the "COMPANY"), subject to the Fideicomiso of MasTec, Inc. (the "MASTEC FIDEICOMISO"), dated July 14, 1995, between MasTec, Inc. and the Seller.

     B. Cempresa owns a 52.63% interest in Corptilor, S.A. ("CORPTILOR"), a company organized and existing under the laws of Ecuador and a 52.63% interest in Consorcio Ecuatoriano de Telecomunicaciones, S.A., a company organized and existing under the laws of Ecuador ("CONECEL", and together with Corptilor, the "CONTROLLED COMPANIES").

     C.  The Parties entered into a Letter of Intent (the "LOI") as of
June 18, 1996, which outlined the general terms and conditions contained in this Agreement and other transactions contemplated by the Purchaser (all of the transactions described in this recital are collectively referred to as the "TRANSACTIONS").

     D. Seller desires to sell, and Purchaser desires to purchase, the Shares in accordance with the terms, and for the consideration, described herein.

     NOW, THEREFORE, for and in consideration of their mutual promises, obligations, agreements, representations and warranties contained herein and intending to be legally bound hereby, the Parties agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

     1.1 CERTAIN DEFINITIONS. As used in this Agreement and any Schedules or Exhibits delivered pursuant to this Agreement, the following definitions shall apply:

     "AFFILIATE" shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common


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control with such Person and any other Person that is an officer, director, or full-time Employee of such other Person.

     "AGREEMENT" means this Stock Purchase Agreement, including all schedules and exhibits hereto, as modified, amended or supplemented from time to time.

     "BUSINESS DAY" means any day other than a Saturday, Sunday or day on which commercial banks in the State of Florida or in Ecuador are authorized or required to be closed.

     "CASH PAYMENT" shall have the meaning given such term in Section 2.2(a) of this Agreement.

     "CEMPRESA" shall have the meaning given such term in the Recitals to this Agreement.

     "CLOSING" and "CLOSING DATE" shall have the respective meanings given such terms in Section 10.1(b) of this Agreement.

     "COMPANY" shall have the meaning given such term in the Recitals to this Agreement.

     "COMPANY FINANCIAL STATEMENTS" shall have the meaning given such term in
Section 4.13(a) of this Agreement.

     "COMPANY GOVERNING DOCUMENTS" shall have the meaning given such term in
Section 4.1(b) of this Agreement.

     "CONECEL FINANCIAL STATEMENTS" shall have the meaning given such term in
Section 5.10 of this Agreement.

     "CONECEL GOVERNING DOCUMENTS" shall have the meaning given such term in
Section 5.1(b) of this Agreement.

     "CONECEL LOANS" shall have the meaning given such term in Section 5.26 of this Agreement.

     "CONSENTS" means every consent, approval, absence of disapproval, waiver or authorization from, or notice to, or registration or filing with, any Person.

     "CONTRACT" shall have the meaning given such term in Section 5.17 of this Agreement.

     "CONTROLLED COMPANIES" shall have the meaning given such terms in the Recitals to this Agreement.


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     "CORPTILOR" shall have the meaning given such term in the Recitals to this Agreement.

     "DAMAGES" shall have the meaning given such term in Section 11.1(b) of this Agreement.

     "DOCUMENTS" mean the documents required to consummate the Transactions, including, but not limited to, this Agreement and the exhibits thereto.

     "EBITDA" means earnings before interest, taxes, depreciation and amortization.

     "EMPLOYEE" means as to any Person, any person employed by such Person including, without limitations, those employees who as of the date of this Agreement are on medical or disability leave, family leave, military leave, personal or pregnancy leave or any other authorized leave of absence.

     "ENCUMBRANCES" means all options, pledges, mortgages, claims, charges, liens, encumbrances, easements, limitations, restrictions (whether on voting, disposition or otherwise), commitments and security interests.

     "ENVIRONMENTAL CLAIM" means any claim, cause of action, investigation, or notice (written or oral) by any person or entity alleging potential liability (including without limitation potential liability for investigatory costs, cleanup costs, medical monitoring costs, governmental response costs, natural resource damages, property damages, personal injuries, or civil or criminal penalties) arising out of or relating to (i) the actual or alleged presence of or release into the environment of any hazardous substance at any location, whether or not owned or operated by any party hereto, or
(ii) circumstances forming the basis of any actual or alleged violation of any Environmental Law.

     "ENVIRONMENTAL LAW" means all national, provincial, and local statutes, regulations, ordinances, rules, judgements, orders, decrees, permits, licenses or other governmental requirements of Ecuador, relating to the existence, releases or threatened releases of hazardous substances into the environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling or cleanup of hazardous substances.

     "EQUITY SECURITIES" means capital stock or other equity interests of the Company or any options, rights, warrants or other rights to subscribe for or purchase, or any plans, securities, obligations, contracts or commitments that are exercisable into such capital stock or other equity interests or that provide for the issuance of, or grant the right to acquire, or are convertible into, or exchangeable for, any such capital stock or other equity interests.

     "FORCE MAJEURE" means circumstances beyond the control of the Parties, including, without limitation, Acts of God, embargoes, fire, lightning, explosion, war, civil disorders, rebellion, riots, and weather of exceptional severity.

     "GAAP" means generally accepted accounting principles in the relevant country.

     "GOVERNMENTAL APPROVALS" shall have the meaning given such term in
Section 3.2 of this Agreement.

     "GOVERNMENTAL ENTITY" means any court or tribunal in any jurisdiction or any international, multinational, foreign, domestic, national, federal, state, province, local, municipal, or other administrative or regulatory agency, department, commission (including, without limitation, the United States Securities and Exchange Commission), board, bureau or other governmental or quasi-governmental authority or instrumentality, or body or individual exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     "INDEMNIFIED PARTY" and "INDEMNIFYING PARTY" shall have the meanings given such terms in Section 11.1(b) of this Agreement.

     "LEGAL REQUIREMENT" means any international, multinational, foreign, domestic, national, federal, state, province, local, municipal, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, decree, or treaty.

     "LOI" shall have the meaning given such term in the Recitals to this Agreement.

     "MASTEC FIDEICOMISO" shall have the meaning given such term in the Recitals to this Agreement.

     "MATERIAL ADVERSE EFFECT" means any change or effect that is reasonably likely to be materially adverse to the business, operations, properties, business prospects, condition (financial or otherwise), assets or liabilities of such Party taken as a whole.

     "OFFERING" means the public or private placement of securities of the Purchaser to be effected as soon as practicable after the date hereof for purposes of raising $60 million of additional capital.

     "ORDER" means any award, decision, injunction, decree, judgment, order, ruling, subpoena, or verdict entered, issued, made or rendered by any court, administrative agency, or other Governmental Entity or by any arbitrator.

     "PANWORLD" means Panworld, Inc., a British Virgin Islands corporation.

     "PERMIT" means any international, multinational, foreign, domestic, national, federal, state, province, local, municipal, or other license, permit, concession, right, franchise, certificate of authority, order or approval necessary or appropriate under applicable Rules.

     "PERSON" means any natural person, corporation, trust, association, unincorporated body, partnership, joint venture, Governmental Entity or any other person or organization.

     "PRE-CLOSING TAX PERIOD" means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

     "PURCHASER" shall have the meaning given such term in the Recitals to this Agreement.

     "PURCHASE PRICE" shall have the meaning given such term in Section 2.2 of this Agreement.

     "RULE" means any statute or law of any Governmental Entity, including, without limitation, those relating to disclosure, usury, equal credit opportunity, equal employment, environment, fair credit reporting and anticompetitive activities.

     "SELLER" shall have the meaning given such term in the Recitals to this Agreement.

     "SELLER APPOINTEES" shall have the meaning given such term in Section 9.2(k)(ii) of this Agreement.

     "SELLER GOVERNING DOCUMENTS" shall have the meaning given such term in
Section 3.1(b) of this Agreement.

     "SHARES" shall have the meaning given such term in the Recitals to this Agreement.

     "TAX" means any of the Taxes and "Taxes" means, with respect to any entity, (i) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, asset, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, environmental, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) on such entity; and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a "transferee" of another entity or a member of a consolidated, affiliated or combined group.

     "TAX ASSET" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute which could reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

     "TAX RETURN" means all returns, statements, reports and forms (including estimated tax returns and reports and information returns and reports) with respect to Taxes as may be required to be filed with any taxing authority by or on behalf of the Company, Conecel, Corptilor or the Purchaser.

     "TRANSACTIONS" shall have the meaning given such term in the Recitals to this Agreement.

     "UNACCEPTABLE CONDITION" shall have the meaning given such term in
Section 9.1(a) of this Agreement.

     1.2 OTHER DEFINED TERMS. Other terms may be defined elsewhere in the text of this Agreement and shall have the meanings indicated throughout this Agreement.

                               ARTICLE 2
                            THE TRANSACTION

     2.1 PURCHASE AND SALE OF SHARES. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell to Purchaser and Purchaser shall purchase the Shares on the Closing Date.

     2.2 PAYMENTS. The purchase price payable for the Shares (the "PURCHASE PRICE") will be as follows:

          (a) CASH PAYMENT. On the Closing Date, Purchaser will pay to Seller $36,300,000 in cash in the form of a cashier's check or wire transfer to be paid out of the proceeds received by the Purchaser from the Offering, $300,000 of which consists of the fee payable to Panworld pursuant to Section
4.24 hereof.

          (b) PROMISSORY NOTES. Purchaser will deliver to Seller or its designee at Closing $14,800,000 evidenced by two promissory notes ("Note A" and "Note B" (collectively, the "Notes") due on March 15, 1997. Note A will be an unsecured, negotiable, senior promissory note convertible into the Purchaser's common stock, $.001 par value (the "PURCHASER COMMON STOCK"), and will be in the amount of $11,100,000; and Note B will be an unsecured, negotiable, senior promissory note, convertible into the Purchaser Common Stock, and will be in the amount of $3,700,000. Each Note will accrue simple interest at a rate of 10% per annum until maturity, which interest will be due and payable together with the principal. The Purchaser shall have the option to pre-pay, without penalty or any additional charges, all or a portion of the Notes at any time in one or more installments during the terms of the Notes.

In the event that the Purchaser makes payment on the Notes, fifty percent (50%) of any such payment shall be applied to Note A and fifty percent (50%) shall be applied to Note B, until such time as Note B is paid in full. The Notes will contain standard anti-dilution provisions applicable to the Purchaser Common Stock.

          (c) On the Closing Date, Purchaser will deliver to Seller or its designee stock certificates evidencing 14,000,000 shares of Purchaser Common Stock with a value of no less than $49,000,000 on the basis of a per share price of $3.50. The parties hereto acknowledge and agree that Seller shall not be obligated to sell the Shares in the event the Market Price (as defined below) of the Purchaser Common Stock is below $3.50 per share on the business day immediately prior to the Closing Date. As used in this Agreement, "Market Price" shall mean the average closing price of the Purchaser Common Stock on the over the counter market or a national securities exchange over the thirty
(30) business days prior to the Closing Date.

          (d) If Conecel achieves an aggregate of $60,000,000 in gross sales and $23,000,000 in EBITDA during a period of twelve (12) consecutive months within the first twenty-four (24) months after the Closing Date, the Purchaser will deliver to Seller an additional $5,250,000 through the issuance of 1,500,000 shares of the Purchaser Common Stock.

     2.3 ESCROW OF PURCHASE PRICE. The Seller has agreed that 7,428,571 shares of Purchaser Common Stock valued at $26,000,000 issued and delivered to the Seller or its designee on the Closing Date (the "ESCROWED SHARES") will remain in escrow (the "ESCROW") pending (x) receipt by Conecel of a written commitment fully executed and in good faith given by the appropriate Governmental Entity to accept $50 million as a settlement or prepayment of the annual cellular license fee (the "LICENSE FEE") payable by Conecel to the Government of the Republic of Ecuador under that certain "Contracto de Authorization del Servicio de Telefonia Movil Celular" dated August 26, 1993 and (y) receipt of the authorizations and/or frequency permits required by Conecel to provide international long distance services to its cellular subscribers through its own facilities. At all times while the Escrowed
Shares are held in Escrow, the Seller shall have the exclusive right to vote such Escrowed Shares. The parties contemplate that the prepayment of the License Fee will be approximately $50 million. In the event the Seller is able to negotiate a prepayment of the License Fee in an amount in excess of $50 million and said sum is acceptable to the Purchaser, then Purchaser shall receive from the Escrow shares valued (on the basis of a per share price of $3.50) at an amount equal to 52.6% of the difference between $50 million and that amount negotiated and the Seller shall receive the balance thereof. If at September 30, 1997 the Seller has not yet met the conditions set forth in (x) and (y) of this Section 2.3, the Escrowed Shares shall be forfeited and returned to the Purchaser for cancellation. The parties shall enter into an agreement with respect to the foregoing substantially in the form attached as Exhibit A hereto.

     2.4  ADJUSTMENT TO PURCHASE PRICE. The Purchase Price set forth in this
Article 2 shall be subject to adjustment by the parties based upon the completion of the December 31, 1995 audit of Conecel's financial statements by BDO Siemans, independent certified public accountants (the "Auditor"). In the event the Auditor discovers substantial discrepancies from the previous financial statements of Conecel presented to the Purchaser and/or other material problems in the Conecel financial statements, the parties agree to negotiate in good faith an

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

equitable adjustment to the Purchase Price within seven (7) days of receipt of notice from the Auditor of any of the above mentioned problems.

     2.5 WARRANTS. In addition to the Purchase Price, Purchaser will deliver at Closing warrants to allow Seller to purchase up to eight hundred thousand (800,000) shares of the Purchaser Common Stock, at a price of $2.25 per share and the Purchaser will issue and deliver to Panworld warrants to purchase 500,000 shares of the Purchaser Common Stock at a purchase price of $4.80 per share during a three (3) year period. (collectively, the "WARRANTS"). The Warrants shall be delivered pursuant to the Warrant Agreement substantially in the form set fort in Exhibit B attached hereto. Any shares of the Purchaser Common Stock issuable upon exercise of the Warrants and such shares when issued are referred to as the "WARRANT SHARES".

                                     ARTICLE 3
                           REPRESENTATIONS AND WARRANTIES
                          OF SELLER WITH RESPECT TO SELLER

     Seller hereby represents and warrants to Purchaser with respect to Seller that the following statements are and will be true and correct on the Closing Date:

     3.1 ORGANIZATION AND EXISTENCE. (a) Seller is a British Virgin Islands corporation duly incorporated, validly existing, and in good standing under the laws of the British Virgin Islands. Seller has one share of common stock issued and outstanding. Such share has been validly authorized and issued, fully paid and nonassessable and has not been issued in violation of any preemptive right or any applicable securities laws.

          (b) Set forth on Schedule 3.1(b) hereto is a complete list of the articles of incorporation of Seller, the by-laws of Seller, the minute books, stock register and all other documents governing the formation of Seller (the "SELLER GOVERNING DOCUMENTS"). A true, complete and correct copy of each of the documents set forth on Schedule 3.1(b) has been, or at the Closing will have been, provided to Purchaser, and the documents set forth on Schedule 3.1(b) include all Seller Governing Documents that are in possession or control of Seller or the agents of Seller.

     3.2 GOVERNMENTAL APPROVALS. Except as set forth on Schedule 3.2 hereto, there are no authorizations, consents, approvals of, and filings with, any governmental agency, authority, or other body or any other third persons that will be required by or with respect to Seller in connection with the execution and delivery of this Agreement or the Documents or the consummation of the Transactions ("GOVERNMENTAL APPROVALS").

     3.3 NO CONFLICT. Except as set forth on Schedule 3.3 hereto, the execution, delivery and performance of this Agreement by Seller will not:

     (a) contravene, conflict with, or result in a violation of (i) any provision of the Seller Governing Documents, or (ii) any resolution adopted by the board of directors or the stockholders of the Seller;

     (b) contravene, conflict with, or result in a violation of, or give any Governmental Entity or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under any Legal Requirement, Rule or Order to which the Seller, or any assets owned by or used by the Seller, may be subject and which would have a Material Adverse Effect with respect to the Seller;

     (c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Approval that is held by the Seller or that otherwise relates to the business of, or any of the assets owned or used by the Seller and which would have a Material Adverse Effect with respect to the Seller;

     (d) cause the Seller to become subject to, or become liable for the payment of, any Tax;

     (e) cause any of the assets owned by the Seller to be reassessed or revalued by any taxing authority or other Governmental Entity which would have a Material Adverse Effect with respect to the Seller;

     (f) contravene, conflict with, or result in a material violation or material breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract to which the Seller is a party or by which the assets of the Seller are bound, including, without limitation, the MasTec Fideicomiso, which would have a Material Adverse Effect with respect to the Seller; or

     (g) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Seller.

     3.4 BINDING EFFECT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and any successor of the Parties by way of reorganization, merger, or consolidation and any assignee of all or substantially all of their business and assets.

     3.5 OWNERSHIP OF SHARES. Subject to the MasTec Fideicomiso, Seller is the owner of record and beneficially of all of the Shares.

     3.6 TITLE, NO ENCUMBRANCES. Seller has, and shall transfer to Purchaser at the Closing, good and marketable title to 100% of the Shares free and clear of any Encumbrances, except for the MasTec Fideicomiso, which encumbers no more than 40% of the Shares and the terms and conditions of which permit and are consistent with the Transactions.

     3.7 LITIGATION. There is no litigation or legal or other actions, suits, proceedings or investigations pending, at law or in equity, or before any governmental department, commission, board, agency or instrumentality, or, to the best of Seller's knowledge, threatened, in connection with Seller's interests in the Company, Conecel or Corptilor which, if determined adversely to Seller, would have a Material Adverse Effect in respect of such interests. To the knowledge of Seller, no event has occurred or circumstances exists that may give rise or serve as the basis for commencement of any such action, suit, investigation, or other proceeding which, if determined adversely to Seller, would have a Material Adverse Effect on the Seller. There is no Rule or Order of any Governmental Entity outstanding against the Seller that could have a Material Adverse Effect on the Seller.

     3.8 BROKERS' OR FINDERS' FEES. Except for Panworld, Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the Transactions.

     3.9 ACCURACY OF INFORMATION. No information contained in the representations and warranties of Seller set forth in this Agreement, schedules, documents, or other instruments relating hereto or to be delivered or referenced as having previously been delivered to Purchaser hereunder contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein or is misleading.

     3.10 NO IMPROPER PAYMENTS. Neither Seller nor any agent of Seller, or, to Seller's knowledge, any other Person associated with or acting for or on behalf of Seller, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property, or services (i) to obtain favorable treatment for business secured,
(ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, any Affiliate of the Company, or Conecel or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books or records of the Company or Conecel. Seller and all of its agents and employees are in full compliance with the Foreign Corrupt Practices Act of 1977, CODIFIED AS AMENDED AT 15 U.S.C. Sections 78m(b)(2), 78dd-1, 78dd-2, and 78ff(c).

                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES
                        OF SELLER WITH RESPECT TO COMPANY

     Seller hereby represents and warrants to Purchaser with respect to Company that the following statements will be true and correct on the Closing
Date:

     4.1  ORGANIZATION AND EXISTENCE.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of Ecuador and has the requisite right, power and authority to own, lease or operate its properties and assets. The Company has the full right, power, and authority to own and operate its businesses.

     (b) Set forth on Schedule 4.1(b) is a complete list of the articles of incorporation of the Company, the by-laws of the Company, the minute books, stock register and all other documents governing the formation of the Company (the "COMPANY GOVERNING DOCUMENTS"). A true, complete and correct copy of each of the documents set forth on Schedule 4.1(b) has been, or at the Closing will have been provided to Purchaser, and the documents set forth on
Schedule 4.1(b) include all Company Governing Documents that are in possession or control of the Company or its agents.

     (c) The Company owns 52.63% of the issued and outstanding shares of the capital stock of each of the Controlled Companies, and all such shares are free and clear of any Encumbrances. The Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any corporation, partnership, joint venture or to other Person, other than the Controlled Companies and has no agreement or commitment to purchase any such interest.

     4.2  CAPITALIZATION.

     (a) The authorized capital stock of the Company consists of 5,000 shares of common stock, par value 1000 sucres, of which 5,000 shares are issued and outstanding and no shares are held in the treasury of the Company. The Shares have been validly authorized and issued, are fully paid and nonassessable, and have not been issued in violation of any preemptive rights or of any applicable securities law.

     (b) As of the date hereof, except for the MasTec Fideicomiso, there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments relating to the issued or unissued capital stock or other securities of the Company, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or obligating the Company to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company.

     4.3 SELLER AND COMPANY POWER AND AUTHORITY. This Agreement is a valid and binding agreement of Seller enforceable with respect to Seller and to Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. Except as set forth in Schedule 4.3, Seller has the absolute and unrestricted right, power, authority, and capacity, and has taken all action necessary and has obtained all necessary permits, approvals, consents and authorizations to execute and deliver this Agreement and the Seller's closing documents and to perform Seller's obligations under this Agreement and Seller's closing documents. Except as set forth in Schedule 4.3, Company has the absolute and unrestricted right, power, authority, and capacity, and has taken all action necessary and has obtained all necessary permits, approvals, consents and authorizations to comply with this Agreement and the Seller's closing documents.

     4.4 GOVERNMENTAL APPROVALS. Except as set forth in Schedule 4.4, there are no Governmental Approvals that will be required by or with respect to the Company in connection with the execution and delivery of this Agreement or the Documents or the consummation of the Transactions.

     4.5 SUBSIDIARIES. The Company has no subsidiaries other than the Controlled Companies.

     4.6 NO CONFLICT. Except as set forth in Schedule 4.6, the execution, delivery and performance of this Agreement by Seller will not:

     (a) contravene, conflict with, or result in a violation of (i) any provision of the Company Governing Documents, or (ii) any resolution adopted by the board of directors or the stockholders of the Company;

     (b) contravene, conflict with, or result in a violation of, or give any Governmental Entity or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement, Rule or Order to which the Company, or any assets owned by or used by the Company, may be subject which would have a Material Adverse Effect with respect to the Company;

     (c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspect, cancel, terminate, or modify, any Governmental Approval that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by the Company which would have a Material Adverse Effect with respect to the Company;

     (d) cause the Company to become subject to, or become liable for the payment of, any Tax;

     (e) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Entity which would have a Material Adverse Effect with respect to the Company;

     (f) contravene, conflict with, or result in a material violation or material breach of any provision of, or given any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract to which the Company is a party or by which the assets of the Company are bound which would have a Material Adverse Effect with respect to the Company; or

     (g) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

     4.7 OWNERSHIP OF SHARES. The Company is the owner of record and beneficially of 52.63% of the shares of common stock of Conecel and 52.63% of the shares of common stock of Corptilor.

     4.8 TITLE. NO ENCUMBRANCES. The Company has good and marketable title to 52.63% of the shares of common stock of Conecel and 52.63% of the shares of common stock of Corptilor, free and clear of any Encumbrances.

     4.9  LITIGATION.

     (a) Except as set forth in Schedule 4.9(a), there is no litigation or legal or other actions, suits, proceedings or investigations pending, at law or in equity, or before any governmental department, commission, board, agency or instrumentality, or, to the best of Seller's knowledge, threatened, in connection with the ownership or operation of the Company which, if determined adversely to the Company, would have a Material Adverse Effect with respect to the Company. To the knowledge of Seller, no event has occurred or circumstance exists that may give rise or serve as the basis for commencement of any such action, suit, investigation, or other proceeding which, if determined adversely to the Company, would have a Material Adverse Effect with respect to the Company.

     (b) There is no Order (A) to which the Company, or any assets owned by or used by the Company, is subject, or (B) to which Seller or any officer, director, or agent of the Company, is subject that relates to the business of, or any of the assets owned or used by, the Company. The Company has not been advised by any Governmental Entity that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Order.

     4.10 NO DEFAULT. To the best of Seller's Knowledge, the Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (a) its certificate of incorporation, by-laws, board resolutions or shareholder resolutions, (b) agreement or other instrument or obligation to which the Company is a party, or (c) any Rule, Legal Requirement or Order applicable to the Company and the result of which would have a Material Adverse Effect with respect to the Company.

     4.11 APPROVALS AND CONSENTS. Except as set forth in Schedule 4.11, no notices, reports or other filings are required to be made by Seller or the Company with, nor are any Consents required to be obtained by the Company from, any entity in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of any of the Transactions.

     4.12 COMPLIANCE WITH RULES AND PERMITS.

     (a) The Company has conducted and is conducting its business in compliance with all applicable provisions of Rules, Orders or Legal Requirements, except where the failure of which would not have a Material Adverse Effect. The Company has all necessary Permits to own or lease any properties and assets and to carry on its business as now conducted except where the failure of which would not have a Material Adverse Effect with respect to the Company. All such Permits are valid and in full force and effect, and no suspension or cancellation of any of them has been initiated or threatened. Consummation of the Transactions will not affect the validity of any such Permit or the ability of the Company to comply with applicable provisions of Rules of Permits.

     (b) Except as set forth in Schedule 4.12(b), the Company (i) is not required to have and has no licenses, Permits, registrations with, or approvals from any Governmental Entity; (ii) made no filings with any Governmental Entity since January 31, 1995 other than the miscellaneous filings with the Superintendency of Corporations in the ordinary course of business and (iii) had no written communications with any Governmental Entity since January 31, 1995 other than in the ordinary course of business.

     4.13 FINANCIAL INFORMATION.

     (a) Seller has or will deliver to Purchaser on or before the Closing Date (i) unaudited financial statements including a balance sheet, income statement, stockholders' equity and cash flows of Company for the year ended December 31, 1995 ("Year-Ended Financial Statements"); and (ii) unaudited financial statements including a balance sheet as of May 30, 1996, and income statement, stockholders' equity and cash flows for the five-month period then ended ("Interim Financial Statements") (Year-End Financial Statements and Interim Financial Statements collectively "COMPANY FINANCIAL STATEMENTS").

     (b) The Company Financial Statements fairly present in all material respects the financial position and results of operation of the Company as of the dates and for the periods indicated, in each case in conformity with GAAP consistently applied (except as otherwise indicated in the Company Financial Statements).

     4.14 TAXES

     (a) All monies which the company is required by law to withhold from Employees or other third parties, if any, (including, but not limited to, payments to persons and entities not resident in Ecuador, if any,) have been withheld and either timely paid to the proper governmental authority or set aside in accounts for such purposes and accrued on the books of the Company.

     (b) The Company has not received any notice of a deficiency or assessment with respect to Taxes of the Company from any taxing authority which has not been fully paid or finally settled. There are no ongoing audits or examinations of any Tax Return which includes the Company and no notice of audit or examination of any such Tax Return has been received by Seller or the Company. The Company has not requested any extension of time within which to file any Tax Return and has not yet filed such Tax Return. The Company has not entered into nor has there been entered into on its behalf any closing agreement with any taxing authority. There are no outstanding agreements or waivers by, or with respect to, the Company that extend the statute of limitations relating to the payment of Taxes of the Company. No issue has been raised, on audit or in any other proceeding with respect to Taxes of the Company by any taxing authority which, if resolved against the Company, would have a Material Adverse Effect on the Company. There are no pending claims, actions, suits, proceedings, or investigations now pending or to the knowledge of Seller and the Company, threatened against or with respect to the Company in respect of any Tax or Tax Asset. The Company has no outstanding requests for rulings or determination in respect of any Tax or Tax Asset pending between the Company and any taxing authority. There are no liens with respect to Taxes upon any of the properties or assets of the Company.

     (c) The charges, accruals, payments and reserves for Taxes with respect to the Company for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Tax Return has yet been filed) reflected on the books of the Company (excluding any provision for deferred income taxes) are adequate to cover such Taxes and any Tax Assets reflected on such books are correctly reflected. As of the date of this Agreement, the Company has not been required to file, and has not filed, any Tax Returns.

     4.15 NO UNDISCLOSED LIABILITIES. To the knowledge of Seller, except for the agreements described in Section 5.17 herein, the Company has no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities and obligations fully reflected or resolved against in the Company Financial Statements and current liabilities incurred in the ordinary course of business.

     4.16 ABSENCE OF CERTAIN CHANGES SINCE MAY 30, 1996. Since May 30, 1996, there has been no material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or to the knowledge of the Seller and the Company, circumstance exists that may result in such a material adverse change.

     4.17 TITLE TO AND CONDITION OF PROPERTIES AND LIENS. The Company owns no real property, leaseholds, or other interests. The Company owns no material assets and has never owned any material assets other than the shares of Conecel and Corptilor.

     4.18 ABSENCE OF VIOLATIONS. The Company has not been and is not in material violation of any Legal Requirement, license, permit, authorization, concession, agreement, contract, corporate document, or other legally enforceable obligation the result of which would have a Material Adverse Effect with respect to the Company.

     4.19 CONTRACTS, AGREEMENTS, PLANS AND COMMITMENTS. Except as set forth in Schedule 4.19, since May 30, 1996, there have been no material contracts or agreements, written or oral ("CONTRACTS"), to which the Company is or has been a party or by which the assets of the Company are bound, except such Contacts entered into by the Company in the ordinary course of business.

     4.20 INSURANCE. The Company has no insurance policies held by or for the benefit of the Company or that insure any of the officers or directors of the Company.

     4.21 INTELLECTUAL PROPERTY. There are no patents, trademarks, trade names, service marks, copyrights and applications therefor owned by or licensed to the Company.

     4.22 EMPLOYEE BENEFITS. Except as required by law and as set forth in
Schedule 4.22, the Company does not maintain, and does not have and has not had any employee benefit plan or any other plan or arrangement providing for deferred compensation, bonus, severance, or disability or vacation pay or other benefits.

     4.23 EMPLOYEE AND DIRECTOR MATTERS.

     (a) The Company does not have and has never had any Employee. Simon Parra Gil and Maria Rivadeneira are the current officers of the Company. The Company has no directors.

     (b) There are no controversies pending or threatened between the Company and any of its current or former officers, directors, attorneys or other agents. All sums due for compensation and benefits of Company officers, directors, attorneys and other agents have been duly and adequately paid. The Company is not a party to any employment contract, severance agreement or other similar agreement or arrangement by which the Company is bound with respect to any Company officer, director, attorney or other agent.

     4.24 BROKERS' OR FINDERS' FEES. Except for Panworld, the Company has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the Transactions. The Seller shall pay the fee due to Panworld in the amount of $300,000 immediately upon receipt of the same from the Purchaser at Closing. In addition, the Purchaser will issue and deliver to Panworld warrants to purchase 500,000 shares of the Purchaser Common Stock at a purchase price of $4.80 per share during a three (3) year period, and on additional terms acceptable to the Purchaser in all respects.

     4.25 ENVIRONMENTAL MATTERS. Except as set forth in Schedule 4.25, the Company holds, and is in compliance with, all Permits, licenses and Governmental Approvals required under all Environmental Laws, if any, and the Company is otherwise in compliance with all, and has not violated any, Environmental Laws.

     4.26 NO IMPROPER PAYMENTS. Neither the Company nor any director, officer, agent, or employee of the Company, or to Seller's knowledge any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property, or services
(i) to obtain favorable treatment for business secured, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books or records of the Company. The Company and all of its directors, officers, agents and employees are in full compliance with the Foreign Corrupt Practices Act of 1977, CODIFIED AS AMENDED AT 15 U.S.C. Sections 78m(b)(2), 78dd-1, 78dd-2, and 78ff(c).

     4.27 LOANS AND OTHER EXTENSIONS OF CREDIT. The Company has no obligations (monetary or otherwise) under any other loan agreements or other extensions of credit.

                                   ARTICLE 5
                     REPRESENTATIONS AND WARRANTS OF SELLER
                    WITH RESPECT TO THE CONTROLLED COMPANIES

     Seller hereby represents and warrants to Purchaser with respect to the Controlled Companies that the following statements will be true and correct on the Closing Date:

     5.1  ORGANIZATION AND EXISTENCE.

     (a) Each of Conecel and Corptilor is a corporation duly organized, validly existing and in good standing under the laws of Ecuador and has the requisite right, power and authority to own, lease or operate its properties and assets. Each of Conecel and Corptilor has the full right, power, and authority to own and operate its businesses.

     (b) Set forth on Schedule 5.1(b) is a complete list of the articles of incorporation of Conecel, the by-laws of Conecel, the minute books, stock register and all other documents governing the formation of Conecel (the "CONECEL GOVERNING DOCUMENTS"). A true, complete and correct copy of each of the documents set forth on Schedule 5.1(b) has been, or at the Closing will have been provided to Seller, and the documents set forth on Schedule 5.1(b) include all Conecel Governing Documents that are in possession or control of Conecel or the agents or former agents of Conecel.

     (c) Set forth on Schedule 5.1(c) is a complete list of the articles of incorporation of Corptilor, the by-laws of Corptilor, the minute books, stock register and all other documents governing the formation of Corptilor (the "CORPTILOR GOVERNING DOCUMENTS"). A true, complete and correct copy of each of the documents set forth on Schedule 5.1(c) has been, or at the Closing will have been provided to Seller, and the documents set forth on Schedules 5.1(c) include all Corptilor Governing Documents that are in possession or control of Corptilor or the agents or former agents of Corptilor.

     5.2  CAPITALIZATION.

     (a) The authorized capital stock of Conecel consists of 75,000,000 shares of common stock, of which 75,000,000 shares are issued and outstanding and no shares are held in the treasury of Conecel. All shares of common stock of Conecel owned by the Company have been validly authorized and issued, are fully paid and nonassessable and have not been issued in violation of any preemptive rights or of any applicable securities law.

     (b) The authorized capital stock of Corptilor consists of 75,000,000 shares of common stock, of which 75,000,000 shares are issued and outstanding and no shares are held in the treasury of Corptilor. All shares of common stock of Corptilor owned by the Company have been validly authorized and issued, are fully paid and nonassessable and have not been issued in violation of any preemptive rights or of any applicable securities law.

     (c) As of the date hereof, except as provided under Ecuadorian law, there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments relating to the issued or unissued capital stock or other securities of Conecel, obligating Conecel to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Conecel or obligating the Company to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. There are no voting trusts or other agreements or understandings to which Conecel is a party with respect to the voting of the capital stock of Conecel.

     (d) As of the date hereof, except as provided under Escuadorian law, there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments relating to the issued or unissued capital stock or other securities of Corptilor, obligating Corptilor to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Corptilor or obligating the Company to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. There are no voting trusts or other agreements or understandings to which Corptilor is a party with respect to the voting of the capital stock of Corptilor.

     5.3 GOVERNMENTAL APPROVALS. There are no Governmental Approvals that will be required to be obtained by Seller or with respect to the Controlled Companies in connection with the execution and delivery of this Agreement or the Documents or the consummation of the Transactions.

     5.4 SUBSIDIARIES. Neither of the Controlled Companies has any subsidiaries. Other than Corptilor, Conecel has no other Affiliates.

     5.5 NO CONFLICT. The execution, delivery and performances of this Agreement by Seller will not:

     (a) contravene, conflict with, or result in a violation of (i) any provision of the Controlled Companies Governing Documents, or (ii) any resolution adopted by the board of directors or the stockholders of the Controlled Companies;

     (b) contravene, conflict with, or result in a violation of, or give any Governmental Entity or other Person the legitimate right to challenge any of the Transactions or to exercise any remedy or obtain any relief under any Legal Requirement, Rule or Order to which Conecel or Corptilor, or any assets owned by or used by Conecel or Corptilor, may be subject the result of which would have a Material Adverse Effect with respect to Conecel or Corptilor;

     (c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Entity the legitimate right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Approval that is held by Conecel or Corptilor or that otherwise relates to the business of, or any of the assets owned or used by Conecel or Corptilor the result of which would have a Material Adverse Effect with respect to Conecel or Corptilor;

     (d) cause Conecel or Corptilor to become subject to, or become liable for the payment of, any Tax with respect to Conecel or Corptilor;

     (e) cause any of the assets owned by Conecel or Corptilor to be reassessed or revalued by any taxing authority or other Governmental Entity the result of which would have a Material Adverse Effect with respect to Conecel or Corptilor;

     (f) contravene, conflict with, or result in a material violation or material breach of any provision of, or give any Person the legitimate right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract to which Conecel or Corptilor is a party or by which the assets of Conecel or Corptilor are bound which would have a Material Adverse Effect with respect to Conecel or Corptilor; or

     (g) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Conecel or Corptilor which would have a Material Adverse Effect with respect to Conecel or Corptilor.

     5.6  LITIGATION.

     (a) Except as set forth in Schedule 5.6(a), there is no litigation or legal or other actions, suits, proceedings or investigations pending, at law or in equity, or before any governmental department, commission, board, agency or instrumentality, or, to the best of Seller's knowledge, threatened, in connection with the ownership or operation of the Controlled Companies which, if determined adversely to Conecel or Corptilor, would have a Material Adverse Effect with respect to Conecel or Corptilor, as applicable. To the knowledge of Seller, no event has occurred or circumstance exists that may give rise or serve as the basis for commencement of any such action, suit, investigation, or other proceeding the result of which would have a Material Adverse Effect with respect to Conecel or Corptilor.

     (b) To the best of Seller's knowledge, there is no Order (A) to which either of the Controlled Companies, or any assets owned by or used by either of the Controlled Companies, is subject, or (B) to which Seller or any officer, director, or agent of the Controlled Companies, is subject that relates to the business of, or any of the assets owned or used by, the Controlled Companies. The Controlled Companies have not been advised by any such Governmental Entity that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Order.

     5.7 NO DEFAULT. To the knowledge of Seller, neither of the Controlled Companies is in default or violation (and to the knowledge of Seller no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (a) its certificate of incorporation, by-laws, board resolutions or shareholder resolutions, (b) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation or (c) any Rule, Legal Requirement or Order applicable to Conecel or Corptilor and the result of which would have a Material Adverse Effect with respect to Conecel or Corptilor, as applicable.

     5.8 APPROVALS AND CONSENTS. Except for Governmental Approvals and the consents set forth in Schedule 5.8, no notices, reports or other filings are required to be made by Seller or Conecel or Corptilor, nor are any Consents required to be obtained by Seller, Conecel or Corptilor from, any entity in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of any of the Transactions.

     5.9  COMPLIANCE WITH RULES AND PERMITS.

     (a) Each of the Controlled Companies has conducted and is conducting its business in material compliance with all applicable provisions of Rules, Permits, Orders or Legal Requirements, except where the failure of which would not have a Material Adverse Effect with respect to the Controlled Companies. Each of the Controlled Companies has all necessary Permits to own or lease any properties and assets and to carry on its business as now conducted, except where the absence of which would not have a Material
Adverse Effect with respect to the Controlled Companies. All such Permits are valid and in full force and effect, and no suspension or cancellation of any of them has been initiated or threatened. Consummation of the Transactions will not affect the validity of any such permit or the ability of each of the Controlled Companies to comply with applicable provisions of Rules or Permits.

     (b) Except as set forth on Schedule 5.9(b), each of the Controlled Companies (i) has no licenses, registrations with, or approvals from any Governmental Entity; (ii) made no filings with any Governmental Entity since January 1, 1994 other than miscellaneous filings with the Superintendency of Companies or the Minister of Telecommunications in the ordinary course of business, and (iii) had no written communications with any Governmental Entity since January 1, 1994 other than in the ordinary course of business.

     5.10  FINANCIAL INFORMATION.

     (a) Seller has delivered or on the Closing Date will deliver to Purchaser (i) audited financial statements including a balance sheet, income statement, stockholders' equity and cash flows of Conecel for the year ended December 31, 1995 ("Year-End Financial Statements"); and (ii) unaudited financial statements including a balance sheet as of May 30, 1996, and income statement, stockholders' equity and cash flows for the five-month period then ended ("Interim Financial Statements") (Year-End Financial Statements and Interim Financial Statements collectively "CONECEL FINANCIAL STATEMENTS").

     (b) The Conecel Financial Statements fairly present in all material respects the financial position and results of operation of Conecel as of the dates and for the periods indicated, in each case in conformity with GAAP consistently applied (except as otherwise indicated in the Conecel Financial Statements).

     5.11  TAXES.

     (a) Conecel has duly filed (or there has been duly filed on its behalf) with the appropriate taxing authorities all Tax Returns required to be filed by or with respect to Conecel on or before the date hereof, and such Tax Returns are true, correct and complete in all material respects and, as of the time of filing, correctly reflected the facts regarding the income, business, activities, status and other relevant matters of Conecel in all material respects or any other information required to be shown thereon. Conecel has paid in full on a timely basis (or there has been paid on its behalf) all Taxes. Conecel is not delinquent in the payment of any

Tax. To the best of Seller's knowledge, all monies which Conecel is required by law to withhold from Employees or other third parties (including, but not limited to, payments to persons and entities not resident in Ecuador) have been withheld and either timely paid to the proper governmental authority or set aside in accounts for such purposes and accrued on the books of Conecel.

     (b) Except as set forth in Schedule 5.11(b), Conecel has not received any notice of a deficiency or assessment with respect to Taxes of Conecel from any taxing authority which has not been fully paid or finally settled. There are no ongoing audits or examinations of any Tax Return which includes Conecel and no notice of audit or examinations of any such Tax Return has been received by Seller or Conecel. Conecel has not requested any extension of time within which to file any Tax Return and has not yet filed such Tax Return. Conecel has not entered into nor has there been entered into on its behalf any closing agreement with any taxing authority. There are no outstanding agreements or waivers by, or with respect to, Conecel that extend the statute of limitations relating to the payment of Taxes of Conecel. No issue has been raised, on audit or in any other proceedings with respect to Taxes of Conecel by any taxing authority which, if resolved against Conecel would have a Material Adverse Effect on Conecel. There are no pending claims, actions, suits, proceedings, or investigations now pending or, to the best of Seller's knowledge, threatened against or with respect to Conecel in respect to any Tax or Tax Asset. Conecel has no outstanding requests for rulings or determination in respect of any Tax or Tax Asset pending between Conecel and any taxing authority. To the best of Seller's knowledge, there are no liens with respect to Taxes upon any of the properties or assets of Conecel.

     (c) To the best of Seller's knowledge, the charges, accruals, payments and reserves for Taxes with respect to Conecel for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Tax Return has yet been filed) reflected on the books of Conecel (excluding any provision for deferred income taxes) are adequate to cover such Taxes and any Tax Assets reflected on such books are correctly reflected. All Tax Returns filed with respect to taxable years of Conecel through the taxable year ended 1994 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

     5.12 NO UNDISCLOSED LIABILITIES. Except as set forth in Schedule 5.12, each of Conecel and Corptilor has no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations fully reflected or reserved against in the Conecel Financial Statements or the Financial Statements of Corptilor and current liabilities incurred in the ordinary course of business since the respective dates thereof.

     5.13 ABSENCE OF CERTAIN CHANGES SINCE MAY 30, 1996. Except as set forth in Schedule 5.13, since May 30, 1996, there has been no material adverse change in the business, operations, properties, prospects, assets, or condition of Conecel or Corptilor, and no event has occurred or circumstance exists that may result in such a material adverse change.

     5.14 POSSESSION OF FRANCHISES AND LICENSES. Each of the Controlled Companies possesses all franchises, licenses, concessions, and other authorizations required to operate its business, which are listed on Schedule
5.14 and which do not expire until the periods set forth therein, all of which were obtained lawfully and were validly issued. The terms and conditions of said franchises, licenses, concessions and other authorizations are consistent with the Transactions.

     5.15  TITLE TO AND CONDITION OF PROPERTIES AND LIENS.

     (a) Set forth in Schedule 5.15(a) is a complete and accurate list of all real property, leaseholds, or other material interests therein owned by Conecel. All material properties and assets reflected in the Conecel Financial Statements are free and clear of all Encumbrances. All buildings and structures owned by Conecel lie within the boundaries of the real property owned by Conecel and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

     (b) Except as set forth in Schedule 5.15(b) hereto, Conecel owns no material assets and has never owned any material assets.

     (c) To the knowledge of Seller, the buildings, structures, and equipment of Conecel are in good operating condition, ordinary wear and tear excepted, and are sufficient for continued conduct of Company's business.

     5.16 ABSENCE OF VIOLATIONS. To the best of Seller's knowledge, neither of the Controlled Companies has been since December 31, 1994, and is not in, violation of any Legal Requirement, license, Permit, Order, Rule, authorization, concession, agreement, contract, corporate document, or other legally enforceable obligation the result of which would have a Material Adverse Effect on either of the Controlled Companies, as applicable.

     5.17  CONTRACTS, AGREEMENTS, PLANS AND COMMITMENTS.  Set forth on
Schedule 5.17 hereto is a list of all Contracts to which the Controlled Companies are or have been a party since January 1, 1994. To the knowledge of Seller, true copies of any written Contracts, including all amendments and supplements thereto, have been or by the Closing Date will have been delivered to Purchaser.

     5.18 INSURANCE. There are no insurance policies held by or for the benefit of the Controlled Companies or that insure any of the officers or directors of the Controlled Companies.

     5.19  INTELLECTUAL PROPERTY.

     (a) Set forth on Schedule 5.19(a) is a complete and accurate list and description of all patents, trademarks, trade names, service marks, copyrights and applications therefor owned by the Controlled Companies ("PATENT AND TRADEMARK RIGHTS") and licensed to the Controlled Companies ("LICENSED RIGHTS"). The Patent and Trademark Rights are free of any Encumbrances, are not subject to any license (royalty-bearing or royalty-free) and are not subject to any other arrangement requiring any payment to any Person or the obligation to grant rights to any Person in exchange. The Licensed Rights are valid and binding and free and clear of any liens, claims, Encumbrances, royalties, or other obligations created by Conecel. The Patent and Trademark and the Licensed Rights are all those rights necessary to the business of the Controlled Companies as currently being conducted. The consummation of the Transactions will not result in the loss or impairment of any of the Patent and Trademark Rights or any of the Licensed Rights or result in any requirement of new or additional royalty, licensing fees, relicensing fees, or other expenses.

     (b) To the best of Seller's knowledge, neither of the Controlled Companies in the conduct of its business as currently conducted infringe or wrongfully use any confidential information, trade secrets, copyrights, letters, patents, trade marks, service rights, trade names, designs, business names, or similar industrial, commercial, or intellectual property rights belonging to a third party.

     5.20 EMPLOYEE BENEFITS. Except as required under Ecuadorian law, neither of the Controlled Companies maintains, or has and has not had any actual or contingent material liability (whether direct or indirect) with respect to any employee benefit plan or any other plan or arrangement providing for deferred compensation, bonus, severance, or disability or vacation pay or other benefits covering current or former Employees of either of the Controlled Companies. With respect to employer contributions required under the Ecuadorian Labor Code, each Controlled Company is in compliance with all applicable Requirements of Law, and each of the Controlled Companies has made all required contributions. Neither of the Controlled Companies has any liability to any retired employee for any employee benefits.

     5.21  EMPLOYEE MATTERS.

     (a) Schedule 5.21(a) contains a complete and accurate list of the following information for each employee or director of Conecel and Corptilor: name; job title; current compensation paid or payable; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership, severance pay, insurance, medical, welfare, or vacation plan, or any other employee benefit plan or any director plan.

     (b) To the knowledge of Seller, each of Conecel and Corptilor has complied with all applicable Rules, laws, and regulations concerning employment matters and has made in a timely manner true, complete, and accurate filings required in connection therewith.

     (c) There are no controversies pending or, to the knowledge of Seller, threatened between Conecel and any of its current or former officers, directors, attorneys or other agents. Schedule 5.21(c) lists all current officers, directors, attorneys and other agents of

Conecel. All sums due for compensation and benefits of Conecel officers, directors, attorneys and other agents have been duly and adequately paid. Conecel is not a party to any employment contract, severance agreement or other similar agreement or arrangement by which Conecel is bound with respect to any Conecel officer, director, attorney or other agent.

     (d) No employee, officer, or director of Conecel is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, competition, or proprietary rights agreement between such employee, officer, or director and any other Person that in any way adversely affects or will affect the performance of his or her duties as an employee, officer, or director of Conecel, or the ability of Conecel to conduct its business.

     5.22 BROKERS' OR FINDERS' FEES. Other than Panworld, neither Conecel nor Corptilor has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the Transactions.

     5.23  ENVIRONMENTAL MATTERS.

     (a) To the best knowledge of Seller, each of the Controlled Companies holds, and is in compliance with, all Permits, licenses and government authorizations required under all Environmental Laws, and each of the Controlled Companies is otherwise in compliance with all, and has not violated any Environmental Laws.

     (b) Neither of the Controlled Companies nor the Seller has received any request for information, and has not been notified that it is a potentially responsible party under any Environmental Law with respect to any on-site or off-site location. Neither of the Controlled Companies has arranged for the treatment or disposal of any Hazardous Substance at, or transported any Hazardous Substance to, any facility.

     (c) Neither of the Controlled Companies nor the Seller has entered into or agreed to any consent decree or order, and is not subject to any judgment, decree or judicial order, and there is no action, suit, investigation or proceeding pending or threatened against either of the Controlled Companies, relating to compliance with, or the cleanup of Hazardous Substances under, any Environmental Law.

     (d) To the best knowledge of Seller, there are no actions, activities, circumstances, conditions, or events occurring or existing on or before the Closing Date that could form the basis of any Environmental Claim against either of the Controlled Companies, or against any person or entity whose liability for such Environmental Claim either of the Controlled Companies has assumed either contractually or by operation of law.

     (e) Neither of the Controlled Companies engages in operations that produce a product or generate a waste and has not engaged in such operations in the past.

     5.24 ACCURACY OF INFORMATION. No information contained in the representations and warranties of Seller with respect to each of the Controlled Companies set forth in this Agreement, schedules, documents, or other instruments relating hereto or to be delivered or referenced as having previously been delivered to Purchaser hereunder contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein or is misleading.

     5.25 NO IMPROPER PAYMENTS. Neither of the Controlled Companies nor any director, officer, agent, or employee of the Controlled Companies or to Seller's knowledge any other Person associated with or acting for or on behalf of the Controlled Companies, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment to any Person, private or public, regardless of what form, whether in money, property, or services (i) to obtain favorable treatment for business secured, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Conecel or any Affiliate of Conecel, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books or records of the Controlled Companies. Each of the Controlled Companies and all of its and their directors, officers, agents and employees are in full compliance with the Foreign Corrupt Practices Act of 1977, CODIFIED AS AMENDED AT 15 U.S.C. Sections 78m(b)(2), 78dd-1, 78dd-2, and 78ff(c).

     5.26 LOANS AND OTHER EXTENSIONS OF CREDIT. Set forth on Schedule 5.26 are all loans or other extensions of credit of Conecel (collectively, the "CONECEL LOANS") pursuant to which Conecel is a party or has obligations (monetary or nonmonetary, direct or indirect).

     (a) Each of the Conecel Loans is valid and binding and in full force and effect.

     (b) Conecel has in all material respects performed all obligations required to be performed by it under all Conecel Loans.

     (c) Conecel has not received notice and has no reason to believe in the existence of any material violation of any Conecel Loan. No event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material default on the part of any party under such Conecel Loan.

     5.27 SCHEDULES. Seller shall complete the Schedules to be provided hereunder and deliver them to the Purchaser prior to the Closing.

                                   ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     6.1  ORGANIZATION AND EXISTENCE.

     (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Texas and has the requisite right, power and authority to own, lease or operate its properties and assets. Purchaser has the full right, power, and authority to own and operate its businesses.

     (b) Set forth on Schedule 6.1(b) is a complete list of the articles of incorporation of the Purchaser and the amended and restated by-laws of the Purchaser (to be adopted prior to closing). A true, complete and correct copy of each of the documents set forth on Schedule 6.1(b) has been, or at the Closing will have been provided to Seller.

     6.2 CAPITALIZATION. Immediately prior to the Closing, the Purchaser has a total authorized capitalization consisting of Fifty Million (50,000,000) shares of Common Stock, $.001 par value, of which 16,152,518 are issued and outstanding, and Ten Million (10,000,000) shares of Preferred Stock, $.001 par value, of which no shares are issued and outstanding. All of the shares of the Capital Stock of the Purchaser that are issued and outstanding as of the date hereof, were duly authorized, validly issued and are fully paid and nonassessable. Further, all of the shares of the Capital Stock of the Purchaser to be issued in connection with the Transactions, including the Warrant Shares to be issued upon exercise of the Warrants, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued and fully paid and nonassessable, free and clear of all Encumbrances.

     6.3 CORPORATE POWER AND AUTHORITY. Purchaser has the requisite power and authority and has taken all action necessary and has obtained all necessary permits in order to execute and deliver this Agreement and to consummate the transaction contemplated hereby. This Agreement is a valid and binding agreement of Purchaser enforceable in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     6.4 GOVERNMENTAL APPROVALS. Except as set forth in Schedule 6.4, there are no Governmental Approvals that will be required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement or the Documents or the consummation of the Transactions.

     6.5 SUBSIDIARIES. The Purchaser has no subsidiaries other than as set forth on Schedule 6.5.

     6.6 NO CONFLICT. Except as set forth in Schedule 6.6, the execution, delivery and performance of this Agreement by Purchaser will not:

     (a) contravene, conflict with, or result in a violation of (i) any provision of the Purchaser Governing Documents, or (ii) any resolution adopted by the board of directors or the stockholders of the Purchaser;

     (b) contravene, conflict with, or result in a violation of, or give any Governmental Entity or other Person the legitimate right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement, Rule or Order to which the Purchaser, or any assets owned by or used by the Purchaser, may be subject the result of which would have a Material Adverse Effect with respect to the Purchaser;

     (c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Entity the legitimate right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Approval that is held by the Purchaser or that otherwise relates to the business of, or any of the assets owned or used by the Purchaser the result of which would have a Material
Adverse Effect with respect to the Purchaser;

     (d) cause the Purchaser to become subject to, or become liable for the payment of, any Tax;

     (e) cause any of the assets owned by the Purchaser to be reassessed or revalued by any taxing authority or other Governmental Entity the result of which would have a Material Adverse Effect;

     (f) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the legitimate right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract to which the Purchaser is a party or by which the assets of the Purchaser are bound; or

     (g) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Purchaser.

     6.7  LITIGATION.

     (a) Except as set forth in Schedule 6.7(a), there is no litigation or legal or other actions, suits, proceedings or investigations pending, at law or in equity, or before any governmental department, commission, board, agency or instrumentality, or, to the best of Purchaser's knowledge, threatened, in connection with the ownership or operation of the Purchaser which, if determined adversely to Purchaser, would have a Material Adverse Effect with respect to Purchaser. To the knowledge of Purchaser, no event has occurred or circumstance exists that may give rise or serve as the basis for commencement of any such action, suit, investigation, or other proceeding which would have a Material Adverse Effect.

     (b) To the best of Purchaser's knowledge, there is no Order (A) to which the Purchaser, or any assets owned by or used by the Purchaser, is subject, or (B) to which Seller or any officer, director, or agent of the Purchaser, is subject that relates to the business of, or any of the assets owned or used by, the Purchaser. The Purchaser has not been advised by any Governmental Entity that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Order, decrees, agreement, or memorandum of understanding.

     6.8 NO DEFAULT. To the best of Purchaser's knowledge, the Purchaser is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (a) its certificate of incorporation, by-laws, board resolutions or shareholder resolutions,
(b) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (c) any Rule, Legal Requirement or Order applicable to the Purchaser the result of which would have a Material Adverse Effect with respect to the Purchaser.

     6.9 APPROVALS AND CONSENTS. Except as set forth in Schedule 6.9, no notices, reports or other filings are required to be made by the Purchaser with, nor are any Consents required to be obtained by the Purchaser from, any entity in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of any of the Transactions. No shareholder action or approval is required prior to the consummation by the Purchaser of the transactions described in this Agreement, including, without limitation, the appointment of certain directors of the Purchaser in accordance with Section 9.2(k) hereof and the amendment of the Purchaser's bylaws as described in Section 9.2(l) hereof.

     6.10  COMPLIANCE WITH RULES AND PERMITS.

     (a) The Purchaser has conducted and is conducting its business in material compliance with all applicable provisions of Rules, Orders or Legal Requirements, except where the failure of which would not have a Material Adverse Effect with respect to the Purchaser. The Purchaser has all necessary Permits to own or lease any properties and assets and to carry on its business as now conducted. All such Permits are valid and in full force and effect, and no suspension or cancellation of any of them has been initiated or threatened. Consummation of the Transactions will not affect the validity of any such Permits or the ability of the Purchaser to comply with applicable provisions of Rules or Permits.

     (b) Except as set forth in Schedule 6.10(b), the Purchaser (i) is not required to have and has no license, Permits, registrations with, or approvals from any Governmental Entity; (ii) made no filings with any Governmental Entity since January 31, 1995 other than filings with the Securities and Exchange Commission (the "SEC") in the ordinary course of business, and
(iii) had no written communications with any Governmental Entity since
January 31, 1995 other than in the ordinary course of business.

     (c) Other than as set forth on Schedule 6.10(c), the Purchaser has at all times observed and has remained in full compliance in all respects with all Rules and Legal Requirements, including, without limitation, the requirements imposed by the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     6.11  FINANCIAL INFORMATION.

     (a) Purchaser has or will deliver to Seller on or before the Closing Date (i) audited financial statements including a balance sheet, income statement, stockholders' equity and cash flows of Purchaser for the year ended December 31, 1995 as set forth in Purchaser's Form 10-K annual report ("Year-End Financial Statements"); and (ii) unaudited financial statements including a balance sheet as of March 30, 1996, and income statement, stockholders' equity and cash flows for the three-month period then ended as set forth on Purchaser's Form 10-Q quarterly report ("Interim Financial Statements") (Year-End Financial Statements and Interim Financial Statements collectively "PURCHASER FINANCIAL STATEMENTS").

     (b) The Purchaser Financial Statements fairly present in all material respects the financial positions and results of operation of the Purchaser as of the dates and for the periods indicated, in each case in conformity with GAAP consistently applied (except as otherwise indicated in the Purchaser Financial Statements).

     (c) Purchaser has provided Seller financial information indicating that, as of the date hereof, Purchaser has sufficient funds, or has obtained commitments from responsible financial institutions to enable it to obtain such funds, as are needed to pay the Purchase Price as set forth in
Section 2.2 hereto.

     6.12  TAXES.

     (a) All monies which the Purchaser is required by law to withhold from Employees or other third parties, if any, (including, but not limited to, payments to persons and entities not resident in Texas, if any,) have been withheld and either timely paid to the proper governmental authority or set aside in accounts for such purposes and accrued on the books of the Purchaser.

     (b) The Purchaser has not received any notice of a deficiency or assessment with respect to Taxes of the Purchaser from any taxing authority which has not been fully paid or finally settled. There are no ongoing audits or examinations of any Tax Return which includes the Purchaser and no notice of audit or examination of any such Tax Return has been received by the Purchaser. The Purchaser has not requested any extension of time within which to file any Tax Return and has not yet filed such Tax Return. The Purchaser has not entered into nor has there been entered into on its behalf any closing agreement with any taxing authority. There are no outstanding agreements or waivers by, or with respect to, the Purchaser that extend the statute of limitations relating to the payment of Taxes of the Purchaser. No issue has been raised, on audit or in any other proceeding with respect to Taxes of the Purchaser by any taxing authority which, if resolved against the Purchaser would have an adverse effect on the Purchaser. There are no pending claims, actions, suits, proceedings, or investigations now pending or threatened against or with respect to the Purchaser in respect of any Tax or Tax Asset.
The Purchaser has no outstanding requests for rulings or determination in respect of any Tax or Tax Asset pending between the Purchaser and any taxing authority. There are no liens with respect to Taxes upon any of the properties or assets of the Purchaser.

     (c) The charges, accruals, payments and reserves for Taxes with respect to the Purchaser for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Tax Return has yet been filed) reflected on the books of the Purchaser (excluding any provision for deferred income taxes) are adequate to cover such Taxes and any Tax Assets reflected on such books are correctly reflected. As of the date of this Agreement, the Purchaser has not been required to file, and has not filed, any Tax Returns.

     6.13 NO UNDISCLOSED LIABILITIES. Except for the agreements described in Schedule 6.13 herein, the Purchaser has no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise).

     6.14 ABSENCE OF CERTAIN CHANGES SINCE MAY 30, 1996. Since May 30, 1996, there has been no material adverse change in the business, operations, properties, prospects, assets, or condition of the Purchaser, and no event has occurred or circumstance exists that may result in such material adverse change.

     6.15 POSSESSION OF FRANCHISES AND LICENSES. The Purchaser possesses all franchises, licenses, concessions, and other authorizations required to operate its business which are listed on Schedule 6.15 and which do not expire until the periods set forth therein, all of which were obtained lawfully and were validly issued.

     6.16 ABSENCE OF VIOLATIONS. To the best of Purchaser's knowledge, the Purchaser has not been and is not in violation of any Legal Requirement, license, permit, authorization, concession, agreement, contract, corporate document, or other legally enforceable obligation the result of which would have a Material Adverse Effect with respect to the Purchaser.

     6.17 CONTRACTS, AGREEMENTS, PLANS AND COMMITMENTS. Except as disclosed on Schedule 6.17, the Purchaser is not a party to any other material contract or agreement, written or oral, or by which the assets of Purchaser are bound.

     6.18 INSURANCE. The Purchaser has no insurance policies held by or for the benefit of the Purchaser or that insure any of the officers or directors of the Purchaser.

     6.19 INTELLECTUAL PROPERTY. Except as set forth on Schedule 6.19, there are no patents, trademarks, trade names, service marks, copyrights and applications therefor owned by or licensed to the Purchaser.

     6.20  EMPLOYEE BENEFITS. Except as required by law and as set forth in
Schedule 6.20, the Purchaser does not maintain, and does not have and has not had any employee benefit plan or any other plan or arrangement providing for deferred compensation, bonus, severance, or disability or vacation pay or other benefits.

     6.21  EMPLOYEE MATTERS.

     (a) Schedule 6.21(a) contains a complete and accurate list of the following information for each employee or director of the Purchaser: name; job title; current compensation paid or payable; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership, severance pay, insurance, medical, welfare, or vacation plan, or any other employee benefit plan or any director plan.

     (b) To the knowledge of Purchaser, Purchaser has complied with all applicable Rules, laws, and regulations concerning employment matters and has made in a timely manner true, complete, and accurate filings required in connection therewith.

     (c) There are no controversies pending or to the knowledge of Purchaser, threatened between Purchaser and any of its current or former officers, directors, attorneys or other agents. Schedule 6.21(c) lists all current officers, directors, attorneys and other agents of Purchaser. All sums due for compensation and benefits of Purchaser's officers, have been duly and adequately paid. Other than as set forth on Schedule 6.21(c), Purchaser is not a party to any employment contract, severance agreement or other similar agreement or arrangement by which Purchaser is bound with respect to any Purchaser officer, director, attorney or other agent.

     (d) No employee, officer, or director of Purchaser is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, competition, or proprietary rights agreement between such employee, officer, or director and any other Person that in any way adversely affects the performance of his or her duties as an employee, officer, or director of Purchaser, or the ability of Purchaser to conduct its business.

     6.22  BROKERS' OR FINDERS' FEES. Except for Maroon Bells Capital
Partners, Inc. ("MBCP"), the Purchaser has not employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finder's fees in connection with the Transactions. Purchaser shall pay to MBCP at Closing the amount of $1,132,812 as compensation for services rendered in connection with the Transactions. In addition, the Seller shall pay the fee due to Panworld immediately upon receipt of the same from the Purchaser at Closing as provided in Section 4.24 hereof.

     6.23  ENVIRONMENTAL MATTERS.

     (a) To the best knowledge of Purchaser, the Purchaser holds, and is in compliance with, all Permits, licenses and Governmental Approvals required under all Environmental Laws, if any, and the Purchaser is otherwise in compliance with all, and has not violated any, Environmental Laws.

     (b) Purchaser has not received any request for information, and has not been notified that it is a potentially responsible party under any Environmental Law with respect to any on-site or off-site location. Purchaser has not arranged for the treatment or disposal of any Hazardous Substance at, or transported any Hazardous Substance to, any facility.

     (c) Purchaser has not entered into or agreed to any consent decree or order, and is not subject to any judgment, decree or judicial order, and there is no action, suit, investigation or proceeding pending or threatened against Purchaser, relating to compliance with, or the cleanup of Hazardous Substances under, any Environmental Law.

     (d) To the best knowledge of Purchaser, there are no actions, activities, circumstances, conditions, or events occurring or existing on or before the Closing Date that could form the basis of any Environmental Claim against Purchaser, or against any person or entity whose liability for such Environmental Claim Purchaser has assumed either contractually or by operation of law.

     (e) Purchaser does not engage in operations that produce a product or generate a waste and has not engaged in such operations in the past.

     6.24 ACCURACY OF INFORMATION. No information contained in the representations and warranties of Purchaser set forth in this Agreement, schedules, documents, or other instruments relating hereto or to be delivered or referenced as having previously been delivered to Purchaser hereunder contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein or is misleading.

     6.25 NO IMPROPER PAYMENTS. Neither the Purchaser nor any director, officer, agent, or employee of the Purchaser, or to Purchaser's knowledge any other Person associated with or acting for or on behalf of the Purchaser, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment to any Person, private or public, regardless of what form, whether in money, property, or services (i) to obtain favorable treatment for business secured, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Purchaser or any Affiliate of the Purchaser, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books or records of the Purchaser. The Purchaser and all of its directors, officers, agents and employees are in full compliance with the Foreign Corrupt Practices Act of 1977, CODIFIED AS AMENDED AT
15 U.S.C. Sections 78m(b)(2), 78dd-1, 78dd-2, and 78ff(c).

     6.26 LOANS AND OTHER EXTENSIONS OF CREDIT. Set forth on Schedule 6.26 are all loans or other extensions of credit of Purchaser (collectively, the "PURCHASER LOANS") pursuant to which the Purchaser is a party or has obligations (monetary or nonmonetary, direct or indirect).

     (a) Each of the Purchaser Loans is valid and binding and in full force and effect.

     (b) Purchaser has in all material respects performed all obligations required to be performed by it under all Purchaser Loans.

     (c) Purchaser has not received notice and has no reason to believe in the existence of any material violation of any Purchaser Loan. No event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material default on the part of any party under such Purchaser Loan.

     6.27 SEC FILINGS. The Purchaser has heretofore furnished or made available to the Seller a true, correct and complete copy of each report filed by the Purchaser with the SEC pursuant to the Exchange Act and the Securities Act (the "Purchaser SEC Reports"), since its inception. None of the Purchaser's, SEC Reports, as of the dates they were respectively filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Purchaser, no event has occurred that would require the amendment or supplement of any of the Purchaser SEC Reports in order to render any of the Purchaser SEC Reports true and accurate in all respects as of the date hereof.

     6.28 SCHEDULES. Purchaser shall complete the Schedules to be provided hereunder and deliver them to the Seller prior to the Closing.


                                   ARTICLE 7
                           COVENANTS OF THE PARTIES

     7.1 ACTIVITY IN THE ORDINARY COURSE. Except as contemplated by this Agreement or otherwise agreed to by the Parties prior to the Closing, each Party will cause their respective Companies (and the Controlled Companies) to be operated in the ordinary and usual course of business consistent with past practices. Without limiting the generality of the foregoing, prior to the Closing, neither of the Purchaser or the Company, Conecel or Corptilor will, without the prior written consent of the other Party, which consent shall not be unreasonably withheld:

     (a)  amend its corporate documents;

     (b) issue, sell, pledge, dispose of, repurchase or redeem any Equity Securities or split, combine or reclassify any shares of its capital stock;

     (c) enter into any new agreements, commitments or contracts or take any action that would create a liability or an Encumbrance in excess of U.S. $50,000, except liens pursuant to existing factoring arrangements of accounts receivable undertaken in the ordinary course of business and liens created by Conecel pursuant to funds obtained under the C.A.F. loan;

     (d) create or incur any indebtedness for borrowed money or assume, guarantee or endorse the obligations of any other person in excess of U.S. $50,000, except under existing lines of credit;

     (e) (i) adopt, enter into or amend any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, consulting, indemnification, severance, termination or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any officer, director, Employee, consultant, or agent, involving in excess of U.S. $50,000 or (ii) agree to any increase in the compensation (including bonuses) payable or to become payable to any officer, director, Employee, consultant, or agent;

     (f) purchase or otherwise acquire, by merger, consolidation, acquisition of securities or assets or otherwise, (i) any corporation, partnership, association or other business organization or division thereof or (ii) any assets or properties in excess of U.S. $50,0000;

     (g) change the accounting methods or practices followed by the Company or Conecel, including any change in any assumption underlying, or method of calculating, any return, bad debt, contingency or other reserve;

     (h) authorize or permit the declaration or payment of any dividends, make any other distributions to the shareholders or its employees, pay any extraordinary bonuses to its employees, make any loans to shareholders, or shareholders of any of the Companies' subsidiaries or affiliates;
provided, however, that the Purchaser may pay to the shareholders of Hewster, S.A. ("Hewster") a sum equal to $2,000,000 at the Closing as full and final payment for the shares of Hewster to be acquired by the Purchaser as contemplated in the Board of Directors meeting of the Purchaser dated March 14, 1996.

     (i)  agree, whether in writing or otherwise, to do any of the foregoing.

     7.2  ACCESS AND CONFIDENTIALITY.

     (a) Each Party shall have the right to conduct a legal, financial, technical and business due diligence review of the other Party for the period commencing the date hereof and ending on July 17, 1996. Accordingly, each Party shall afford to the other and their authorized agents (including attorneys, accountants, and financial advisors) free and full reasonable access to the premises, properties, physical inventory, books, records, and Contracts of the respective companies and each of their subsidiaries and affiliates. The Parties shall authorize their officers, directors, employees, agents, counsel, accountants, customers, suppliers, vendors, and other persons with whom they have business relations to provide information as reasonably requested.

      (b) Each Party shall, and shall cause its respective directors, officers, employees, agents, consultants and advisers to, hold in strict confidence (unless (i) disclosure to a Governmental Entity is necessary or desirable in connection with any necessary approvals to Transactions; or
(ii) such party is compelled to disclose by judicial or administrative process or, in the written opinion of its counsel, by other requirements of law or the applicable requirements of any Governmental Entity) any Confidential Information (as defined below) concerning any other Party, or its subsidiaries and affiliates, furnished to it by such other Party or its representatives pursuant to this Agreement. For purposes of this paragraph, "Confidential Information" means (i) any information about the Parties or the Controlled Companies stamped "confidential," or identified in writing as such by other Party or the Controlled Companies or any of their representatives or
(ii) any of the information described in Section 7.2(c) below provided that it does not include information which (i) is or becomes generally available to or known by the public other than as a result of a disclosure made by the Parties, the Company or the Controlled Companies or their representatives in breach of this Letter; (ii) was available to the Parties, the Company or the Controlled Companies on a nonconfidential basis prior to disclosure by the other Party; or
(iii) is hereafter, or was heretofore, independently developed or complied by the Parties, the Company or the Controlled Companies without the aid, application, or use of the Confidential Information. Confidential Information shall also include information other than written information if such information is referred to as confidential in a writing that is transmitted by the Parties, the Company or the Controlled Companies within two (2) days of the date of its disclosure to the other Party or its representatives. Neither the Parties, the Company or the Controlled shall release or disclose such Confidential Information to any other Person, except its auditors, attorneys, financial advisors, bankers, other consultants and advisors and, to the extent permitted above, to regulatory and judicial authorities. No
Party shall use the Confidential Information of the Party for purposes other than the consummation of the transaction contemplated by this Agreement. In the event the Closing fails to occur and this Agreement is terminated, each Party shall promptly destroy all such Confidential Information or return it to the other Party.

      (c) Each Party undertakes for itself, and undertakes to cause each of its employees, its directors, and its shareholders, to keep confidential and all times not disclose publicly or to any third party without the prior written consent of the other Party, the substance of any negotiations between the Parties, the contents of this Agreement, the Documents and any information relating thereto unless and to the extent that: (i) such disclosure is required by any Governmental Entity having jurisdiction over such Party or person in order to comply with any official directive or guideline, whether or not having the force of law; (ii) disclosure is made in confidence and on a strict "need to know" basis to professional consultants of such Party or person who are reasonably required to facilitate the Transactions; and (iii) the disclosing Party first provides to the other Party the content of the proposed disclosure, the reasons that such disclosure is necessary or required by law, and the time and place that the disclosure will be made.

      (d) The confidentiality obligations of the Parties under this Agreement shall survive the termination of this Agreement.

      7.3 REQUIRED APPROVALS AND OTHER FILINGS. As soon as practicable after the date of execution of this Agreement, Seller shall, and shall cause the Company to, make all filings, if any, required by Legal Requirements to be made in order to consummate the Transactions. As soon as practicable after the date of execution of this Agreement, Purchaser shall make all filings required by Legal Requirements to be made in order to consummate the Transactions, including the Offering. Purchaser and Seller shall each use reasonable efforts to obtain expeditiously any approval to be obtained and to make all required filings and shall each cooperate with the other in connection therewith (including the furnishing of any reasonable undertaking or commitment which may be required to obtain such approvals). Purchaser and Seller shall provide the other copies of any applications and documents and all correspondence relating to such approvals and filings prior to filing, other than material filed in connection therewith under a claim of confidentiality.

      7.4 FURTHER ASSURANCES. Seller and Purchaser shall each execute, acknowledge and deliver such instruments and take such other actions as the other party may reasonably request in order to carry out the intent of this Agreement.

      7.5 NOTICES OF DEFAULT; CHANGE IN CONDITION. Seller and Purchaser shall each promptly give written notice to the others upon becoming aware of the impending or threatened occurrence of any event which could reasonably be expected to cause or constitute a breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement. Seller and Purchaser shall immediately disclose to the other party any and all material adverse changes or events in their respective businesses, properties, financial conditions, operations, or affairs, or the Company or the Controlled Companies.

      7.6 MAINTENANCE OF RECORDS; RETENTION. Through the Closing Date, Seller will cause the Company to maintain and keep current all books, records and documents relating to the Company.

      7.7 MASTEC AGREEMENT. Seller shall, by the Closing Date, enter into that certain Agreement with MasTec, Inc. ("MasTec"), substantially in the form of EXHIBIT C attached hereto (the "MasTec Agreement"), which provides for the delivery to MasTec of certain cash amounts and other instruments in consideration of the termination of the MasTec Fideicomiso and full release of the shares subject thereto.

      7.8 THE OFFERING; COMPLIANCE WITH LAWS. The Purchaser shall at all times observe and remain in strict compliance with all applicable Rules and Legal Requirements, including the requirements imposed by the Securities Act and the Exchange Act in connection with the Offering. In this regard, the Purchaser covenants that it shall not include in any memorandum or other document relating to the Offering any untrue statement of a material fact, nor shall it omit to state a material fact required to be stated in any such memorandum or other document, or necessary in order to make the applicable statement, in light of the circumstances in which it is made, not misleading.

      7.9 SEC FILINGS. The Purchaser shall timely file all reports and other documents required to be filed by it with the Commission under the Exchange Act from the date of this Agreement to the Closing Date.

                                 ARTICLE 8
                                   TAXES

      8.1  CERTAIN TAX MATTERS.

      (a) Seller shall cause to be prepared and filed when due all Tax Returns with respect to Taxes that are required to be filed by or with respect to the Company for all Pre-Closing Tax Periods. Seller shall pay any Taxes due in respect of such Tax Returns and shall indemnify Purchaser and the Company from and against any Taxes imposed upon the Company for any taxable year or period that ends on or before the Closing Date. With respect to any Tax period beginning prior to the Closing Date and ending after the Closing Date, Seller shall indemnify Purchaser and the Company for Taxes attributable to the period up to and including the Closing Date. Seller shall indemnify Purchaser and the Company for any Taxes arising from the Company's inclusion in any consolidated, combined or unitary Tax Return with respect to a Tax period beginning before the Closing Date.

      (b) Whenever it is necessary to determine the liability for Taxes for a portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date the liability for the portion of the year ending on the Closing Date shall be determined by assuming that the Company had a taxable year that ended at the close of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis.

     8.2  SURVIVAL.  The obligations of Purchaser and Seller under Section
8.1 shall survive without any time limit, except that Section 8.1 shall not survive rescission of the transaction contemplated by this Agreement.

                                  ARTICLE 9
                             CONDITIONS TO CLOSING

     9.1 CONDITIONS TO OBLIGATIONS OF PURCHASER. Unless waived by Purchaser, the obligation of Purchaser to consummate the transaction contemplated by this Agreement is conditioned upon fulfillment, at or before the Closing, of each of the following conditions:

     (a) APPROVALS. All necessary Governmental Approvals and other consents and Permits, if any, shall have been obtained and shall remain in full force and effect, and any filings required to be made prior to the Closing shall have been made; PROVIDED, HOWEVER, that no such Governmental Approval, consent or Permit shall have imposed any condition or requirement that would reasonably be expected to result in any Material Adverse Effect on the Company, Conecel or Corptilor (an "UNACCEPTABLE CONDITION").

     (b) PROHIBITIONS. No Rule shall have been enacted, issued, promulgated or entered by any Governmental Entity after the date of this Agreement which remains in effect and would result in a Material Adverse Effect on the Company.

     (c) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Seller contained in this Agreement shall be true in all material respects as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date; each of the covenants and agreements of Seller to be performed on or prior to the Closing Date shall have been performed in all material respects; and Purchaser shall have received at Closing a certificate to that effect dated as of the Closing Date and executed by Seller.

     (d) ADVERSE CHANGE. There shall be no material adverse change in the business, legal, or financial condition or prospects of the Company, Conecel or Corptilor, in relation to the Transactions.

     (e) AUDITS AND DUE DILIGENCE. Legal, business, and financial audits and due diligence shall have been completed in accordance with Section 7.2(a) hereof and the results thereof shall be satisfactory to Purchaser and its advisors in their sole and absolute discretion.

     (f) DOCUMENTS. All the Documents shall be reasonably satisfactory to the Purchaser in all respects, including representations and warranties and opinions of counsel.

     (g) INTERNAL APPROVALS. The boards of directors of all the Parties to the Documents shall have approved the Documents and the Transactions, as pertinent to each such board of directors.

     (h) LEGAL OPINIONS. Purchaser shall have received a legal opinion dated as of the Closing Date from Leon Roldos, Esq., counsel to Seller, and Greenburg Traurig, et.al., special counsel to the Seller, with respect to the Transactions, substantially in the forms of

EXHIBIT D, attached hereto. Purchaser shall also have received a satisfactory legal opinion from Perez Bustamante y Perez, special Ecuadorian Legal Counsel to Purchaser.

     (i) SCHEDULES AND EXHIBITS. All Schedules and Exhibits described herein shall have been completed and delivered, and shall be satisfactory in all respects, to the Purchaser.

     (j) MASTEC AGREEMENT. The MasTec Agreement shall have been fully executed by the parties thereto.

     9.2 CONDITIONS TO OBLIGATIONS OF SELLER. Unless waived by Seller, the obligation of Seller to consummate the transaction contemplated by this Agreement to be consummated at the Closing is conditioned upon fulfillment, at or before the Closing, of each of the following conditions:

     (a) APPROVALS. All necessary Governmental Approvals and other consents and permits, if any, shall have been obtained and shall remain in full force and effect and any filings required to be made prior to the Closing shall have been made.

     (b) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Purchaser contained in this Agreement shall be true in all material respects as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date; each of the covenants and agreements of Purchaser to be performed on or prior to the Closing Date shall have been duly performed in all material respects; and Seller shall have received at the Closing a certificate to that effect dated as of the Closing Date and executed by the Purchaser.

     (c) ADVERSE CHANGE. There shall be no material adverse change in the business, legal or financial conditions or prospects of the Purchaser.

     (d) AUDITS AND DUE DILIGENCE. All legal, business and financial due diligence shall have been completed in accordance with Section 7.2(a) hereof and the results thereof shall be satisfactory to the Seller and its advisors in their sole and absolute discretion.

     (e) DOCUMENTS. All the Documents shall be reasonably satisfactory to the Seller in all respects, including representations and warranties and opinions of counsel.

     (f) LEGAL OPINION OF PURCHASER'S COUNSEL. Seller shall have received a legal opinion from Snell & Wilmer L.L.P. dated as of the Closing Date substantially in the form of EXHIBIT E attached hereto.

     (g) REGISTRATION RIGHTS AGREEMENT. The Purchaser shall have executed and delivered to the Seller a Registration Rights Agreement dated the Closing Date (the "Registration Rights Agreement") substantially in the form of EXHIBIT F attached hereto.

     (h) OPTION AND PROXY AGREEMENT. Hernan Streeter and George Cargill shall have executed and delivered to the Purchaser an Option and Proxy Agreement dated the Closing Date (the "Option Agreement"), substantially in the form of EXHIBIT G attached hereto, which provides for the grant to the Seller of options to purchase up to 2,000,000 shares of Purchaser Common Stock owned by Herman Streeter and George Cargill.

     (i) SHAREHOLDER AGREEMENT. The Purchaser and Streeter shall have executed a Shareholder Agreement (the "Shareholder Agreement"), substantially in the form of EXHIBIT H attached hereto.

     (j) RESIGNATIONS OF OFFICERS AND DIRECTORS; APPOINTMENT OF NEW OFFICERS. The resignations of the officers and directors of the Purchaser, as requested by Seller, shall have been executed and delivered at and as of the Closing Date. At and as of the Closing Date, the following individuals shall be appointed by the Board to hold the following offices: Gary Jaeckel, Chief Executive Officer, and Herman Streeter, Chief Technical Officer.

     (k) BOARD COMPOSITION. On the Closing Date, Purchaser shall have amended Purchaser's Bylaws, if necessary, to increase the number of members of the Board of Directors to nine (9) members. The composition of the Board of Directors of Purchaser at and as of the Closing Date immediately after giving effect to the transaction contemplated hereby will be as follows:

          (i)     Jorge Mas, Jr.;

          (ii) five (5) directors appointed by the Seller (subsections (i) and (ii) are collectively referred to as the "SELLER APPOINTEES"); and

          (iii) three (3) directors, one (1) of whom shall be Pual Moore (as Chairman of the Board), appointed by the Board of Directors in office prior to the Closing.

     (l) TENURE. Purchaser shall have amended Purchaser's Bylaws to provide for three classes of Directors which will be designated Class A, consisting of up to three Directors, Class B, consisting of up to three Directors, and Class C, consisting of up to three Directors. Each Director will serve for a term of three years after their election, subject to the following: (i) the term of office of the initial Class A Directors shall expire at the first annual meeting of shareholders after their election; (ii) the term of office of the initial Class B Directors shall expire at the second succeeding annual meeting of shareholders after their election; and (iii) the term of office of the initial Class C Directors shall expire at the third succeeding annual meeting of shareholders after their election. At each annual meeting after the initial classification of Directors, Directors who are replacing those whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting and so on thereafter. Each Director shall hold office until his successor is elected and qualified or until his earlier resignation. The number of Directors constituting each class and the initial classification of the duly elected Directors shall be determined by a vote of the Board of Directors; provided, however, that the parties agree that the directors described in Section 9.2(k)(ii) shall be Class B and Class C directors as determined by Seller in its sole and absolute discretion. In addition to the foregoing, the Purchaser's Bylaws will provide for the establishment of a Board Nominating Committee through which all subsequent nominations and appointments to the Board of Directors of the Purchaser shall be effected from time to time.

     (m) SCHEDULES AND EXHIBITS. All Schedules and Exhibits described herein shall have been completed and delivered, and deemed satisfactory in all respects, to the Seller.

     (n) MASTEC AGREEMENT. The MasTec Agreement shall have been fully executed by the parties thereto.

     (o) PROXIES. The Seller shall have received the irrevocable proxies to vote all of the shares of Purchaser Common Stock owned and held of record by each of the shareholders of the Purchaser and their respective Affiliates set forth on Schedule 9.2(n), which proxies shall be in effect until such time as the Purchaser shall have increased its market capital by $80 million through a capital increase or acquisition.


                                   ARTICLE 10
                               CLOSING PROCEDURE

     10.1  EXECUTION AND CLOSING DATE AND PLACE; NOTIFICATIONS.

     (a) The execution of this Agreement will be held at the offices of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., 1221 Brickell Ave., Miami, FL 33131, on July 4, 1996, unless otherwise extended by the Parties.

     (b) The closing for the transactions provided for herein (the "CLOSING") shall occur on or before August 14, 1996 (the "CLOSING DATE"); provided however, that the Closing Date shall be automatically extended to no later than September 30, 1996 in the event the Offering has not been completed.

     10.2 DELIVERIES AT THE CLOSING. Subject to the conditions set forth in this Agreement, at the Closing:

     (a) The Seller shall deliver the Shares and with respect to the Shares covered by the MasTec Fideicomiso, MasTec shall deliver a fully executed termination of the Fideicomiso in form reasonably satisfactory to the Purchaser.

     (b) Seller shall deliver to Purchaser, and Purchaser shall deliver to Seller, all certificates and other instruments and documents required to be delivered by Seller at a prior to the Closing pursuant to Sections 9.1 and
9.2 hereof or otherwise required in connection herewith;


     (c) Purchaser shall deliver to Seller the amount of $36,300,000 as described in Section 2.2(a) hereof by cashiers check or by wire transfer in immediately available funds; (ii) the duly executed Notes; (iii) certificates representing 14,000,000 shares of Purchaser

Common Stock; (iv) the Warrants; and (v) all certificates and other instruments and documents required to be delivered by Purchaser at or prior to the Closing pursuant to Section 10.2 hereof or otherwise required in connection herewith; provided, that the Purchaser shall follow the instructions provided by the Seller in accordance with the MasTec Agreement.

     (d) Purchaser shall deliver the legal opinion from Purchaser's counsel substantially in the form of EXHIBIT E attached hereto;

     (e) Seller shall deliver the legal opinions from Seller's counsel substantially in the form of EXHIBIT D attached hereto;

     (f) Seller and Purchaser shall deliver to each other, as applicable, board of directors resolutions approving the Documents and the Transactions;

     (g) Seller shall deliver a certificate to Purchaser as provided 9.1(c) hereto; and

     (h)  Purchaser shall deliver a certificate to Seller as provided in
Section 9.2(b) hereto.

     (i) Purchaser shall execute and deliver to Seller the Registration Rights Agreement; and

     (j) Purchaser shall cause Streeter to execute and deliver to Seller the Option Agreement and the Shareholder Agreement.


                                   ARTICLE 11
                        INDEMNIFICATION AND OTHER REMEDIES

     11.1  SURVIVAL OF TERMS; INDEMNIFICATION.

     (a) All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, and the agreements of the Seller and the Purchaser to indemnify each other set forth in this ARTICLE 11, shall receive the execution of this Agreement and the Closing Date and shall continue for, and all claims with respect thereto shall be made prior to the end of, twelve (12) months from the Closing Date, except for (a) the representations and warranties set forth in Sections 3.5, 4.7, 3.6, 3.5, 4.7, 4.8 and 5.1 which shall survive until, and all claims with respect thereto shall be made on or prior to the expiration of the applicable statute of limitations, and (b) agreements, representations, warranties and indemnities for which notice of a claim for indemnification has been given in accordance with this Agreement as of the end of the applicable period referred to above, in which event such indeminities shall survive with respect to such claim until the final disposition thereof

       (b) Seller shall indemnify and hold harmless Purchaser, and Purchaser shall indemnify and hold harmless Seller, from and against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, deficiencies, liabilities, claims and damages (collectively, "DAMAGES") to the extent the party who incurs the Damages (the "INDEMNIFIED PARTY") incurs such Damages as the result of (a) any breach of any representation or warranty which would have a Material Adverse Effect or (b) the failure to perform any covenant or condition made under this Agreement by the other party which would have a Material Adverse Effect (the "INDEMNIFYING PARTY") or (c) any action or inaction prior to the Closing of the Purchaser, Seller, the Company or the Controlled Companies, as applicable, or any of their directors, officers, employees, agents, representatives or subcontractors.

       (c) Notwithstanding anything contained in this Agreement to the contrary, the maximum amount of damages recoverable by either Party to this Agreement pursuant to this Article 11 shall be limited to $36,000,000, inclusive of any and all costs, expenses and other amounts described therein. In addition, any instruments, including common stock, warrants or notes, executed and delivered by the parties in connection with the Transactions shall be returned in the event of such dispute. Further, in the event it is determined in accordance with the terms hereof that the Purchaser is entitled to recover any amounts from Seller pursuant to this Article 11, such recovery shall be received by the Purchaser in the same form and in the same percentages of cash, promissory notes and capital stock of the Purchaser in which the Purchase Price for the Shares has been paid to the Seller by the Purchaser hereunder. Stock certificates representing any shares of the capital stock of the Purchaser to which the Purchaser may become entitled pursuant to the immediately preceding sentence shall be surrendered by the Seller to the Purchaser and the shares evidenced thereby shall be redeemed by the Purchaser for no additional consideration.

       (d) Neither Seller nor Purchaser shall have any liability (for indemnification or otherwise) with respect to the matters described in clause
(b) of this Section until the total of all Damages with respect to such matters exceeds U.S. $2,000,000.

       11.2 OTHER REMEDIES. The remedies provided elsewhere in this Agreement will not limit any other remedies that may be available to Purchaser or Seller.

                                 ARTICLE 12
                                 TERMINATION

       12.1  TERMINATION.  This Agreement may be terminated at any time;

       (a)  by the mutual written consent of Seller and Purchaser;

       (b) on the Closing Date, by Seller or Purchaser if the respective conditions to Closing are not met;

       (c) by Seller or Purchaser, in the event of a material breach by the other party, of any representation, warranty or agreement contained herein that is not cured or cannot be cured within 30 days after written notice of such breach has been delivered to the breaching party; provided, however, that termination pursuant to this Section 12.1(c) shall not relieve the breaching party of liability for such breach or otherwise.

       (d) by Seller or Purchaser, on or prior to the expiration of the due diligence period set forth in Section 7.2(a) hereof, in the event the results of their respective due diligence investigations are not satisfactory in all respects in their sole and absolute discretion;

       (e) by Seller or Purchaser, in the event of a breach by the other party of any material condition or covenant in the Documents;

       (f) by Seller or Purchaser, in the event that the Closing has not occurred by 11:59 P.M., U.S. Eastern Time, September 30, 1996;

       (g) by Seller, in the event Forum Capital Markets, I.P. or other underwriter acceptable to Seller in all respects in its sole and absolute discretion, is no longer involved in the raising of additional capital for the Purchaser pursuant to the Offering;

       (h) by Seller, in the event the Market Price (as defined in Section 2.2(c) hereof) of the Purchaser Common Stock is less than $3.50 per share; or

       (i) by Purchaser at any time after the denial of any Governmental Approval or other required approval or if any such approval has been obtained which contains an Unacceptable Condition (unless Purchaser shall have waived the condition).

       12.2 EFFECT OF TERMINATION. In the event the Transactions are not consummated by September 30, 1996, and neither party has breached the Agreement, no party shall have any liability or further obligation to any other party except that (i) the provisions of Sections 7.2, 4.13, 6.11, 11.1, 11.2, 14.1, 14.4 and Article 13 shall survive such termination as specifically provided in such section, as applicable.

                                   ARTICLE 13
                               DISPUTE RESOLUTION

       13.1 DISPUTES. Any claim, dispute or other matter in controversy (herein called "dispute"), whether based on contract, tort, statute, or other legal theory (including but not limited to any claim of fraud or misrepresentation), arising out of or related to the Agreement, or any subsequent agreement between the Parties, or the breach thereof, shall be settled according to the procedures set forth in this Article 13 exclusively; PROVIDED, HOWEVER, that (1) either Party may seek preliminary judicial relief if, in its judgement, such action is necessary to avoid irreparable damage during the pendency of such procedures, and (2) nothing in Section 13.1 shall prevent either Party from exercising the rights of termination set forth in
Article 12. Despite such judicial, termination or suspension action, the Parties will continue to participate in good faith in such procedures.

       13.2 EXECUTIVE NEGOTIATION. The Parties shall endeavor in good faith to promptly resolve the dispute by direct negotiations between executives who have authority to settle the matter and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Such negotiations shall be conducted in the spirit of collaboration and compromise to avoid more extreme dispute resolution procedures and at the same time approximating satisfaction of the mutual interest of the Parties.

       (a) Any Party may give the other Party written notice of any dispute not resolved in the normal course of business ("NOTICE OF DISPUTE"). Within seven (7) days after delivery of the Notice of Dispute, the receiving Party shall submit to the other a written response (the "RESPONSE"). The Notice of Dispute and the Response shall include (a) a statement of each Party's position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Within fifteen (15) days after delivery of the Notice of Dispute, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored.

       (b) All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

       13.3 MEDIATION. If the dispute has not been resolved by direct negotiations within thirty (30) days of the disputing Party's Notice of Dispute, or if the Parties failed to meet within fifteen (15) days, the Parties shall endeavor to settle the dispute by mediation in Miami, Florida administered by the American Arbitration Association ("AAA") under its Commercial Mediation Rules in effect on the date of the notice of dispute.

       (a) Unless otherwise agreed in writing by the Parties, mediation will be commenced by notice of demand for mediation filed by either Party with the other and the AAA within ten (10) days after the expiration of the period set forth in Section 13.3 or on such other date as the Parties mutually agree. The time limits for any subsequent arbitration will be extended for the duration of the mediation process plus seven (7) calendar days.

       (b) In the event either Party to the claim, dispute or other matter has need for material information in the possession of the other in order to prepare for mediation, the Parties shall attempt in good faith to agree on procedures for the exchange of such information, with the help of the mediator, if required. Any discovery disputes will be resolved by the mediator.

       (c) The mediation proceedings are confidential, and no stenographic, visual or audio record shall be made. All conduct, statements, promises, offers, views, documents, records, papers and opinions, whether oral or written, made or delivered in the course of the mediation proceedings by any of the Parties to the dispute, their agents, employees or representatives, and by the mediator (who will be the joint agent of the parties for the purpose of the mediation proceedings), are confidential and shall be kept confidential by all Parties to the dispute and the mediator. Such conduct, statements, promises, offers, views, documents, records, papers and opinions shall not be discoverable or admissible for any purposes, and shall not be disclosed to anyone not a Party to the dispute; provided, however, that (i) the fact that the parties have reached a settlement of their dispute may be disclosed to anyone, and (ii) by written agreement of the Parties, the settlement agreement may be converted into an arbitration award, and the award, in turn, may be enforced by any court having jurisdiction.

       13.4 ARBITRATION. If the Parties have first attempted in good faith to resolve the dispute by executive negotiations as provided in Section 13.2, mediation is initiated and the dispute remains unresolved thirty (30) days after mediation is initiated, or on whatever date the mediator sooner determines, or the Parties sooner agree in writing, that the dispute cannot be resolved by mediation, then the dispute shall be settled by arbitration in Miami, Florida in accordance with the then current Commercial Rules of Arbitration ("RULES") of the American Arbitration Association (AAA) in effect on the date of this Agreement, as supplemented or modified by the following:


       (a) Notice of demand for arbitration shall be filed with the other Party and AAA after the expiration of the period set forth in Section 13.4 or such other date as the Parties mutually agree.

       (b) Notwithstanding any choice of law or other provisions of this Agreement to the contrary, this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq (the "ACT"), which shall not be superseded or supplemented by any other arbitration act, statute or regulation.

       (c) In the event that all or a portion of the dispute is the responsibility in whole or in part of a person or entity who is under no obligation to arbitrate such matter with the Parties in the same proceeding, then the Parties shall, in the absence of an agreement between them to the contrary, delay or stay any arbitration between them pending the determination, in a separate proceeding, of the responsibility and liability of such person or entity for the claim, dispute or matter involved. Each Party agrees that any arbitration instituted by them under this Section 13.4 may, at the election of the other Party, be consolidated with any other arbitration proceeding involving a common question of fact or law between the electing Party and any other persons or entities. In any dispute concerning the application of this Section 13.4(c), the question of arbitrability shall be decided by the appropriate court and not by arbitration.

       (d) A Party who files a notice of demand for arbitration must assert in the demand all claims, disputes or other matters then known to that Party on which arbitration is permitted to be demanded. When a Party fails to include a claim through oversight, inadvertence or excusable neglect, or when the claim had matured or been acquired subsequently, the arbitration panel shall permit amendment. In no event shall a demand for arbitration be made when the institution of legal or equitable proceedings based on such dispute would be barred by laches or any applicable statute of limitations; and whether or not a dispute is time-barred shall be decided by an appropriate court having jurisdiction and not by arbitration.

     (e) If the claim in the dispute does not exceed $100,000, there shall be a single arbitrator selected by mutual Agreement of the Parties. If the claim in the dispute exceeds $100,000, the arbitration panel shall consist of three (3) members, one of whom shall be selected by each Party and the third, who shall serve as chairman, shall be selected by the two (2) so selected. If either Party fails to select an arbitrator within ten (10) days after a demand for arbitration, or if the two arbitrators named by the Parties fail to agree upon a third within five (5) days after the last of them have been appointed, then AAA shall select the arbitrator(s). All arbitrators must be selected from a list of arbitrators submitted to the Parties by the AAA with the following characteristics: (i) lawyers, (ii) with ten years of experience in either several commercial litigation, international law or general corporate and commercial matters, and (iii) who have had both training and experience as arbitrators. The mediator who has served in that capacity under Section 13.3 or otherwise shall not be eligible to serve as an arbitrator.

     (f) In advance of the hearing, the arbitrator(s) may compel the Parties to exchange a detailed statement of their claims, including the names and addresses of the witnesses and a brief description of the documents on which they intend to rely. The arbitrator(s) may exclude from the hearing the introduction of any evidence or the testimony of any witness not disclosed to the other party in advance as ordered by the arbitrator(s). The arbitrator(s) may also permit the oral depositions of the Parties to be taken. However, there shall be no other pre-hearing discovery unless and then only to the extent that all parties otherwise agree in writing.

     (g) Except for good cause, or in case of emergency, after the arbitration hearing commences, it shall proceed during each business day thereafter until concluded. The intent of this paragraph is to prevent breaks and disruptions in the hearing process except for unusual and unanticipated circumstances.

     (h) The award may not grant any relief that could not be granted in court litigation to resolve the dispute under the law of the place governing the substance of the dispute. A monetary award may only be made for compensatory damages, and if any other damages (whether exemplary, punitive, consequential or other) are included, the award shall be vacated and remanded, or modified or corrected as appropriate to promote this damage limitation. The arbitration panel shall award the prevailing Party its reasonable attorneys' fees and costs incurred in connection with the arbitration. "Prevailing Party" for this purpose includes any party who succeeds, by claim or counterclaim, in court proceedings to stay litigation or compel arbitration. In addition, the arbitration panel shall award the costs of administration by AAA as it may in its judgement decide.

     (i) The arbitration award shall be in writing and shall include a statement of findings of fact and conclusions of law for the award. Except as otherwise expressly provided is this Section 13.4, the award rendered by the arbitrator(s) shall be final and judgment may be entered upon it in accordance with the Act in any court having jurisdiction.

     (j) Within seven (7) days after the date of the arbitration award, either Party may request the arbitration panel to correct clerical, typographical or computational errors in the award and to make an additional award as to claims presented in the arbitration proceedings in the award.

     (k) Either Party can appeal to the U.S. District Court for the Southern District of Florida if such court has jurisdiction, and otherwise to any state court of record in Florida having jurisdiction, to vacate and remand, or modify or correct the arbitration award (a) for any of the grounds specified in the Act, (b) for any grounds specified in this Section 13.4, (c) if there is no substantial evidence to support the facts found in the arbitration award, or (d) if the arbitration panel committed prejudicial error in the application of the governing substantive law to the facts found.

     (l) At the request of either Party, but only if contained in the initial written demand for arbitration or in the initial response to the demand, the arbitration proceedings shall be conducted in secrecy. In such case (a) the fact of the pending arbitration shall not be disclosed or confirmed by the Parties or the arbitration panel to any person who is not a party to, or called to testify at, the proceedings until the arbitration award has been made, (b) the proceedings shall not be recorded or transcribed in any manner, and (c) all documents, testimony and records (other than the contract documents out of which the dispute arises) shall be received, heard and maintained by the arbitrator in secrecy, available for inspection only by the Parties, their attorneys and by experts who shall agree, in advance and in writing, to receive all such information in secrecy. Also in such case, the secret information shall not be described in the arbitration award in such manner as to be commercially useful.


                                   ARTICLE 14
                                 MISCELLANEOUS

     14.1 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder may be assigned by either party hereto without the prior written consent of the other party; PROVIDED, HOWEVER, that such consent shall not be required for transfers to wholly-owned subsidiaries or affiliates controlled by the assigning party and, in the case of Seller, any transfer of Seller's rights to MasTec. Assignment of any or all rights under this Agreement shall not release the assigning party from any obligation or covenant hereunder.

     14.2 BINDING EFFECT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors by way of reorganization, merger, or consolidation and any assignee of all or substantially all of its business and assets.

     14.3 NOTICES. All notices, requests, demands, consents and other communications given or required to be given under this Agreement and under the related documents shall be in writing and delivered to the applicable party at the address indicated below:


     If to Seller:                    Devono Company Limited
                                      c/o Banco Amazonas
                                      General Cordova 1030
                                      9 de Octubre 4 Piso
                                      Guayaquil, Ecuador 09015489

     With copies to:                  Fernando C. Alonso, Esq. and
                                      Patricia Menendez Cambo, Esq.
                                      Greenberg, Traurig, Hoffman,
                                      Lipoff, Rosen & Quentel, P.A.
                                      1221 Brickell Ave.
                                      Miami, FL 33151
                                      Fax: 305-579-0717

                                      and

                                      Leon Roldos, Esq.
                                      Cordoba 1004 y P. Ycaza
                                      1er Piso, Oficina 101
                                      Edificio Alpeca
                                      Casilla 09-10-6281
                                      Guayaquil, Ecuador
                                      Fax: 011-5434-561-481

     If to Purchaser:                 Hernan Streeter
                                      InterAmericas Communications Corporation
                                      104 Crandon Boulevard, Suite 324
                                      Key Biscayne, Florida 33149
                                      Fax: 562-233-6258

     With copies to:                  William C. Gibbs, Esq.
                                      SNELL & WILMER
                                      111 E. Broadway, Suite 900
                                      Salt Lake City, UT 84111


or as to each party at such other address as the addressee has by five days' prior written notice specified to the other party complying. Any notice shall be in writing, including telegraphic or facsimile communication (confirmed by overnight delivery service), and may be sent by registered or certified mail, return receipt requested, postage prepaid, or by overnight delivery service. Any notice will be deemed to have been delivered (i) if given or made by letter, when actually delivered to the relevant address, or (ii) if given by facsimile, at the time of transmission, provided that the sending party shall have obtained electronic or other confirmation of accurate and complete transmission.

     14.4 INCORPORATION. All Exhibits and Schedules attached hereto and to which reference is made herein are incorporated by reference as if fully set forth herein.

     14.5 GOVERNING LAW AND JURISDICTION. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida, USA, without giving effect to its conflict of law rules.

     14.6 ENTIRE AGREEMENT. This Agreement contains the entire understanding of and all agreements between the Parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters which agreements or understandings shall be of no force or effect for any purpose. This Agreement shall supersede the LOI. This Agreement may not be amended or supplemented in any manner except by mutual agreement of the Parties and as set forth in a writing signed by the Parties hereto or their respective successors in interest.

     14.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     14.8 HEADINGS. The headings used in this Agreement have been inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Agreement.

     14.9 WAIVER. The waiver of any breach of any provision under this Agreement by any party shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement.

     14.10 EXPENSES. Each party shall bear and pay all costs and expenses which it incurs, or which may be incurred on its behalf, in connection with the preparation of this Agreement and consummation of the transaction described herein, and the expenses, fees, and costs necessary for all required approvals.

     14.11 NO THIRD PARTY BENEFICIARIES. The Parties hereto intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties hereto.

     14.12 SEVERABILITY. If any provision of this Agreement, as applied to any party or circumstance, shall be adjudged by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of any such provision and any other circumstances or the validity or enforceability of the other provisions of this Agreement.

     14.13 PERFORMANCE BY THE COMPANY. Seller agrees to cause the Company to comply with any obligations hereunder relating to the Company and to cause the Company to take any other action which may be necessary or reasonably requested by Purchaser in order to consummate the Transactions.

     14.14 EXTENSION OF DATES. The Parties agree that the dates contained in this Agreement may be extended in the event of Force Majeure. A Party requesting extension of a date due to Force Majeure shall provide the other Party prompt written prior notification.

     14.15 AMENDMENT. No amendment or change to this Agreement shall be effective unless such amendment or change is made in writing and duly executed by the authorized officers of the Parties.

     14.16 BUSINESS OPPORTUNITIES. Immediately upon execution of this Agreement, the parties shall disclose to each other any business opportunities in the telecommunications industry that have been presented to either party prior to such time and the parties shall in good faith explore the manner in which the Company's market position may be improved within such industry and in which the Offering may be facilitated. The parties agree that any and all information exchanged pursuant to this Section 14.16 shall be deemed "Confidential Information" subject to the restrictions set forth in
Section 7.2 hereof.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                              DEVONO COMPANY LTD., Seller


                              By:  /s/ Simon Parra Gil
                                 -------------------------------------------

                              Name:    Simon Parra Gil
                                   -----------------------------------------

                              Title:   Attorney-in-Fact
                                    ----------------------------------------



                              INTERAMERICAS COMMUNICATIONS CORPORATION,
                                Purchaser


                              By:  /s/ Hernan Streeter
                                 -------------------------------------------

                              Name:    Hernan Streeter
                                   -----------------------------------------

                              Title:   President and Chief Executive Officer
                                    ----------------------------------------


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